UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )
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Western Alliance Bancorporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2010
To the Stockholders of Western Alliance Bancorporation:
The Annual Meeting of Stockholders (the “Annual Meeting”) of Western Alliance Bancorporation (the “Company”) will be held at the Embassy Terrace at 2800 W. Sahara Avenue, Las Vegas, Nevada 89102 on Tuesday, April 27, 2010, at 8:00 a.m., local time, for the following purposes:
1.	To elect four Class II directors to the Board of Directors whose terms will expire at the 2013 annual meeting;

2.	To approve an amendment to the Third Article of the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares;

3.	To approve an amendment to the Seventh Article of the Company’s Articles of Incorporation to eliminate the default supermajority voting requirement;

4.	To approve, in an advisory (non-binding) vote, the compensation of executives disclosed herein;

5.	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor; and

6.	To transact such other business as may properly come before the stockholders at the Annual Meeting.
Only stockholders of record at the close of business on February 26, 2010, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of the Company for a period of ten days prior to the Annual Meeting until the close of such meeting.
Your vote is important. Even if you plan to attend the Annual Meeting in person, please vote your shares of the Company’s common stock in one of these ways: (1) use the toll-free telephone number shown on the proxy card; (2) visit the website listed on the proxy card; or (3) mark, sign, date and promptly return the proxy card to the address provided. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.
By order of the Board of Directors,
Linda N. Mahan
Secretary
Las Vegas, Nevada
March 26, 2010
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2010: This proxy statement, along with our annual report on Form 10-K for the fiscal year ended December 31, 2009, are available free of charge online at www.proxyvote.com.

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PROXY STATEMENT
WESTERN ALLIANCE BANCORPORATION
2700 West Sahara Avenue
Las Vegas, Nevada 89102
GENERAL INFORMATION
This proxy statement is being provided to stockholders of Western Alliance Bancorporation (the “Company”) for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Terrace at 2800 W. Sahara Avenue, Las Vegas, Nevada 89102, at 8:00 a.m., local time, on Tuesday, April 27, 2010 and any and all adjournments thereof. This proxy statement, the Company’s annual report on Form 10-K, and the proxy card will be mailed to stockholders on or about March 26, 2010. The Company will pay all expenses incurred in this solicitation. The Company is soliciting proxies by mail, over the Internet and by telephone, and the Company’s directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. In addition, the Company has retained Morrow & Co., LLC of 470 West Ave. Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $7,500 plus disbursements based on out-of-pocket expenses, telecommunicators, directory assistance and related telephone expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.
Your proxy is being solicited by the Board of Directors of the Company. Your proxy will be voted as you direct; however, if no instructions are given on an executed and returned proxy, it will be voted FOR the election of the four Class II director nominees whose terms will expire at the 2013 annual meeting and FOR the other proposals described in this proxy statement.
If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The Company is required to file an annual report on Form 10-K for its 2009 fiscal year with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K by visiting www.proxyvote.com or www.westernalliancebancorp.com, or by writing to the Company at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Attention: Corporate Secretary.
VOTING RIGHTS
Only stockholders of record at the close of business on February 26, 2010 (the “Record Date”), are entitled to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 73,005,930 shares of common stock outstanding and eligible to be voted at the Annual Meeting. Each holder of common stock shall have one vote for each share of common stock of the Company in the holder’s name on the Record Date.
The accompanying proxy is for use at the Annual Meeting if a stockholder does not attend the Annual Meeting in person or will attend the Annual Meeting but wishes to vote by proxy. Proxies may be granted by completing a form over the Internet, using a toll-free telephone number, or completing the proxy card and mailing it in the postage-paid envelope provided. Stockholders who provide their proxy over the Internet may incur costs, such as telephone and Internet access charges, for which the stockholder is responsible. Eligible stockholders of record will not be able to provide their proxy through the Internet or over the telephone after 11:59 p.m. Eastern Time on April 26, 2010. After such time, stockholders of record will only be able to vote by attending the Annual Meeting and voting in person. Specific instructions to be followed by any stockholder interested in providing a proxy via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to direct the holders of their proxies to vote their shares as directed and confirm that their instructions have been properly recorded.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by voting in person at the Annual Meeting. Attendance at the Annual Meeting without voting will not revoke a previously provided proxy.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct.
If you do not give instructions, whether the broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. With the exception of the Election of Directors (Item 1), the proposals set forth in this proxy statement are considered routine.
For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:
Item 1 – Election of Directors. Broker non-votes and abstentions will have no effect on this proposal.
Item 2 – Amendment to the Third Article of the Articles of Incorporation. Broker non-votes and abstentions will have no effect on this proposal.
Item 3 – Amendment to the Seventh Article of the Articles of Incorporation. Broker non-votes and abstentions will have no effect on this proposal.
Item 4 – Advisory (Non-Binding) Vote on Executive Compensation. Broker non-votes and abstentions will have no effect on this proposal.
Item 5 – Ratification of Auditor. Broker non-votes and abstentions will have no effect on this proposal.
If your shares are held in the name of a bank or broker, your ability to provide a proxy over the Internet or via the telephone will depend on the processes of your bank or broker. Therefore, we recommend that you follow the instructions on the form you receive.
Quorum and Summary of Proposals
The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote, for purposes of determining the presence of a quorum at the Annual Meeting. Our Board of Directors has recommended you vote “FOR” the director-nominees and the other proposals set forth in this proxy statement.

Item 1 — Election of Directors
Directors will be elected by a plurality of the votes cast in person or by proxy. There will be no cumulative voting in the election of directors.
Item 2 – Amendment to the Third Article of the Company’s Amended and Restated Articles of Incorporation Increasing the Number of Authorized Shares of Common Stock to 200,000,000
The proposal to amend the Third Article of the Amended and Restated Articles of Incorporation of Western Alliance Bancorporation (the “Articles”) will be approved if at least two-thirds of the Company’s issued and outstanding shares entitled to vote are validly cast in favor of the proposal.
Item 3 – Amendment to the Seventh Article of the Company’s Amended and Restated Articles of Incorporation to Eliminate the Default Supermajority Voting Requirement
The proposal to amend the Seventh Article of the Articles will be approved if at least two-thirds of the Company’s issued and outstanding shares entitled to vote are validly cast in favor of the proposal.
Item 4 – Advisory (Non-Binding) Vote on Executive Compensation
The advisory vote will be approved if the votes cast for the proposal exceed those cast against the proposal. Because the vote is advisory, neither the Company nor the Board of Directors will be bound to take action based upon the outcome. However, the Compensation Committee and Board of Directors may consider the outcome of the vote when considering future executive compensation arrangements.
Item 5 – Ratification of Auditor
The proposal to ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2010 will stand, unless the Audit Committee finds other good reason for making a change.
Shares in the Company 401(k) Plan
If you hold shares in the Western Alliance Bancorporation 401(k) Plan, referred to as the 401(k) Plan, you may instruct the plan trustee on how to vote your shares in the 401(k) Plan by mail, by telephone or over the Internet as described above. You may vote or provide instructions with respect to all of the shares of our common stock allocated to your account on the Record Date.
In addition, your vote or instructions will also apply pro rata, along with the votes or instructions of other participants in the 401(k) Plan who return voting instructions to the trustee, to all shares held in the 401(k) Plan for which voting directions are not received. These undirected shares may include shares credited to the accounts of participants who do not return their voting instructions and shares held in the 401(k) Plan that were not credited to individual participants accounts as of the Record Date. The trustee will automatically apply your voting preference to the undirected shares proportionately with all other participants who provide voting directions.
CORPORATE GOVERNANCE
The Board of Directors is responsible for ensuring effective governance over the Company’s affairs. The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents are available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary.

Board Leadership Structure
In accordance with the Company’s bylaws, the Chairman of the Board is a discretionary position whose sole stated duty is to preside at meetings of the Board of Directors and meetings of stockholders, as well as to perform such other duties as assigned to him by the Board of Directors. The Chief Executive Officer is required to be a member of the Board of Directors, subject to the control of the Board of Directors, and has general supervision, direction and control of the business and officers of the Company. Our Chairman and Chief Executive Officer may be held by the same person or may be held by two persons. The Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate.
The Company has a Lead Independent Director because the Board believes the position can contribute to improved corporate performance in the following ways: (1) supporting effective communication and building a productive relationship between the CEO and other members of executive management and the Board; (2) leading the process for improving Board performance; and (3) assisting in a crisis. In addition to the duties of all Directors, the specific responsibilities of the Company’s Lead Independent Director are as follows:
•	Assist the Chairman/CEO with setting the Board agenda and schedules;

•	Preside at meetings in the absence of the Chairman/CEO;

•	Lead the Board in evaluating the Chairman/CEO;

•	Call for meetings of the independent and/or non-management directors as necessary, set the agenda and preside at such meetings;

•	Provide feedback to the CEO and management team on issues of interest or concern to the Directors, including ensuring the Board has the information it has requested;

•	Work with the Governance Committee regarding committee assignments, succession planning and Board candidates;

•	Work with the Governance Committee to lead the Board and individual directors through an annual evaluation process;

•	Assist new Board members and provide counsel needed to enable them to become active and productive contributors;

•	Facilitate outside director action in a crisis;

•	Stay informed about Company activities, strategies, performance and provide counsel and feedback to the Chairman/CEO;

•	Lead the Board to achieve consensus in its deliberations while reaching timely decisions;

•	Lead the Board process to ensure focus on strategic issues rather than minutiae; and

•	If requested, communicate directly with shareholders.
After careful consideration, the Nominating and Corporate Governance Committee (“Governance Committee”) has determined that the Company’s current Board structure combining the Chief Executive Officer and Chairman of the Board positions and utilizing a Lead Independent Director is the most appropriate leadership structure for the Company and its stockholders at this time. This determination was made based on a number of reasons, the most significant of which include the following:
•
As noted above, the Chairman has no specific duties under the Company’s bylaws, and therefore a combined Chairman and Chief Executive Officer role does not result in any consolidation of function or authority. On the other hand, the combined role allows for more productive meetings. The Chief Executive Officer is the individual selected by the Board of Directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

•
Our Board structure provides strong oversight by independent directors and in addition a majority of our operations are subject to extensive regulation. Our Lead Independent Director’s responsibilities include leading independent and non-management sessions of the Board of Directors during which our directors meet without management. These sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management. In addition, each of the Board’s standing committees is chaired by an independent director.

Director Selection Process
One of the primary responsibilities of the Governance Committee is to assist the Board of Directors in identifying, and reviewing the qualifications of, prospective directors of the Company. The Board of Directors and the Governance Committee periodically review the appropriate size of the Board. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Governance Committee-recommended nominee.
The Governance Committee is guided by the following basic selection criteria for all nominees:
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The director’s/potential director’s character and integrity, experience and understanding of strategy and policy-setting, reputation for working constructively with others and sufficient time to devote to board matters;

•	The director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•
Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the SEC and listing standards of the NYSE;

•
Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business, such as experience in a regulated industry or a publicly held company;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•
Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in highly regulated environment.
The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Governance Committee will consider nominees for directors recommended by stockholders. A stockholder wishing to recommend a director candidate for consideration by the Committee should send such recommendation to the Company’s Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the Governance Committee. Any such recommendation should include the following minimum information for each director nominee: full name, address and telephone number, age, a description of the candidate’s qualifications for service on the Board of Directors (such as principal occupation and directorships on publicly held companies during the past five years), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and the number of shares of Company common stock owned, if any. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance Committee as a nominee, must comply with certain advance notice requirements. See “Stockholder Proposals for the 2011 Annual Meeting” on page 53 for more information on these procedures.
If the Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own greater than 5% of the Company’s outstanding voting stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Governance Committee chose to nominate the candidate, as well as certain other information.
In addition to potential director nominees submitted by stockholders, the Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance Committee conducts an independent due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by stockholders, will be similarly evaluated by the Governance Committee using the Board membership criteria described above.
Each nominee to be elected to the Board of Directors at this year’s Annual Meeting is a director standing for re-election. The Governance Committee and the Board of Directors believe that all of such nominees satisfy the above described director standards. Accordingly, all of such nominees were approved for re-election by the Board of Directors, based in part on the recommendation of the Governance Committee. With respect to this year’s Annual Meeting, no nominations for director were received from stockholders.
Board Composition
The Company’s bylaws provide that the Board of Directors will consist of not less than 8 nor more than 17 directors. The Board of Directors may, from time to time, fix the number of directors within these limits. The Company’s Board is currently fixed at 12 directors. In accordance with the terms of the Company’s Articles of Incorporation, the terms of office of the directors are divided into three classes:
•	Class I, whose current term will expire at the annual meeting of stockholders to be held in 2012;

•	Class II, whose current term will expire at the annual meeting of stockholders to be held in 2010; and

•	Class III whose current term will expire at the annual meeting of stockholders to be held in 2011.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual stockholders’ meeting following election. The number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, such that each class shall be as nearly equal in number as possible.

The Board of Directors currently consists of 12 directors divided into three classes. Information regarding each of the Company’s directors is set forth below. All ages are provided as of December 31, 2009.
Class I Directors with Terms Expiring in 2012
Bruce Beach (age 60) has been a director of the Company since April 2005 and became Chairman of the Company’s audit committee and lead independent director in May 2009 and January 2010, respectively. Mr. Beach has been a director of Alliance Bank of Arizona since its formation. Mr. Beach has been Chairman and Chief Executive Officer of Beach, Fleischman & Co., P.C., an accounting and business advisory firm in Southern Arizona, since May 1991. Mr. Beach is a certified public accountant, received a BS in business administration and an MBA from the University of Arizona, and has 34 years of experience in public accounting. Mr. Beach was the Vice-Chairman of Carondelet Health Network, one of the largest hospital systems in Southern Arizona, from July 2004 until December 2007, and served as the chairman of its audit committee from July 2003 until December 2007. Mr. Beach served a term as Chairman of Carondelet Health Network in 2008, and retired from the Carondelet board of directors on December 31, 2008. Mr. Beach’s experience as an accounting professional and his background as an executive and director contribute management and auditing expertise to the Board, as well as leadership skills and significant knowledge of the southern Arizona business environment.
William S. Boyd (age 78) has been a director and stockholder of the Company since 2002 and was a founder of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Boyd has served as a director of Boyd Gaming Corporation since its inception in June 1988, and as Chairman of the Board of Directors since August 1998. Mr. Boyd also held the position of CEO of Boyd Gaming Corporation from August 1988 through December 2007, when he was elected to the office of Executive Chairman of that company, effective January 2008. Mr. Boyd has been a director of California Hotel and Casino since its inception in 1973. For the past ten years, he has been on the board of directors and the President of the National Center for Responsible Gaming. He served as a director of Nevada State Bank from 1965 to 1985. Mr. Boyd played a leading role in founding the William S. Boyd School of Law at the University of Nevada, Las Vegas. Mr. Boyd is the father of director Marianne Boyd Johnson. Mr. Boyd brings extensive experience in executive management to our Board, as well as experience in a highly regulated industry. He is the Chairman and former CEO of another NYSE-listed public company, and a prominent fixture within the Las Vegas business community where the Company’s largest bank affiliate operates. Additionally, Mr. Boyd has a law degree and actively practiced in Las Vegas for 15 years, specializing in business related matters. He also has over 20 years previous experience as a bank board director.
Steven J. Hilton (age 48) has been a director of the Company and Alliance Bank of Arizona since December 2002 and February 2003, respectively. Mr. Hilton was the co-founder, and is the Chairman and Chief Executive Officer of Meritage Homes Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became a publicly traded company and combined with Legacy Homes in 1997, resulting in the creation of Meritage Homes Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona. Mr. Hilton contributes considerable knowledge of the southwestern real estate market to the Board. As the chairman and chief executive officer of another NYSE-listed public company, Mr. Hilton also brings expertise in executive management, risk assessment skills and public company expertise to our Board.

Marianne Boyd Johnson (age 51) has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Since 1992, Ms. Johnson has been a member of the Board of Directors of Boyd Gaming Corporation and has served as its Vice Chairman of the Board since February 2001. Ms. Johnson was Senior Vice President of Boyd Gaming from December 2001 until December 2007, and she was promoted to Executive Vice President on January 1, 2008. Ms. Johnson has served Boyd Gaming since 1977 in a variety of capacities, including sales and marketing. Ms. Johnson served as a Director of Nevada Community Bank until its sale to First Security Bank (Wells Fargo) in 1993. Ms. Johnson is the daughter of director William S. Boyd. Ms. Johnson brings the Board nearly two decades of experience serving on a bank board of directors, extensive knowledge of the Las Vegas, Nevada market and the highly regulated gaming industry, and considerable public company experience.
Kenneth A. Vecchione (age 56) has been a director of the Company since October 2007. Until January 2010, Mr. Vecchione was the Chief Financial Officer of Apollo Global Management, L.P., one of the largest private equity firms in the United States, and prior to that he served as the Vice Chairman and Chief Financial Officer of MBNA Corporation with prior work experience at AT&T Universal Card, First Data Corp and Citicorp Credit Card Services. Mr. Vecchione serves as a Director of Affinion Group, and is the Chairman of its Audit Committee, in addition to being a Director of International Securities Exchange and Chairman of its Audit and Finance Committee. Mr. Vecchione is a graduate of the State University of New York. As the former chief financial officer of large financial institutions, Mr. Vecchione provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends and regulatory issues within the financial services industry, and as to his diverse relationships within the financial services community.
Class II Directors with Terms Expiring in 2010
The terms of Class II directors will expire at this year’s Annual Meeting. The Board has nominated the individuals listed below, all of whom are currently directors of the Company, to be elected as Class II directors at the Annual Meeting. See “Items of Business To Be Acted On At The Meeting – Item 1. Election of Directors” on page 50.
Cary Mack (age 50) has been a director of the Company since April 2005. Mr. Mack has been a director of Torrey Pines Bank since its formation in May 2003, and became Chairman of Torrey Pines Bank in July 2009. Mr. Mack is licensed in the State of California as a certified public accountant, attorney and real estate broker. He was formerly employed with PricewaterhouseCoopers’ audit and dispute resolution practices until 1990, when he became a founding stockholder, and the chief executive officer of Mack/Barclay Inc., a forensic certified public accounting, economic and information technology consulting firm specializing in the evaluation and resolution of complex economic and accounting issues in the business and litigation environments. Mack/Barclay was acquired in May 2006 by LECG Corporation, a global expert services firm that provides independent expert testimony and analysis, original authoritative studies, and strategic consulting services. Mr. Mack has served as a managing director with LECG since May 2006. In June 2009, Mr. Mack became a Managing Principal at Southwest Value Partners Enterprises, a private real estate investment firm located in San Diego, California (“SVP”). Mr. Mack’s legal and accounting experience, his involvement in other companies’ auditing practices and risk management programs and policies, and his knowledge of the southern California real estate market provide the Board with invaluable expertise in these areas.
Todd Marshall (age 53) has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Marshall has been a director of Marshall Retail Group since May 1976, is currently its Chairman and served as its Chief Executive Officer until January 2005. The Marshall Retail Group owns and operates stores in more than 70 locations, primarily in major casino-hotels in Nevada, Mississippi and New Jersey. He is currently the owner and President of Marshall Management Co., a real estate investment and property management company in Las Vegas. In July 2007, Mr. Marshall joined the board of directors of Consumer Health Services. Mr. Marshall’s long-standing history with the Company, his extensive leadership experience and knowledge of the Las Vegas retail market and community provide the Board with an important perspective for assessing and managing risks and planning for corporate strategy in one of its largest markets. Mr. Marshall also brings to the Board his experience in the highly regulated gaming industry and marketing and branding expertise.

M. Nafees Nagy, M.D. (age 66) has been a director of the Company since April 2004 and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Dr. Nagy has practiced medicine in Las Vegas for more than 30 years and specializes in oncology, clinical hematology, and cancer chemotherapy. He founded and is President and a director of the Nevada Cancer Centers. Dr. Nagy served for eight years as a member of the Nevada State Board of Medical Examiners and also served as its Secretary. Dr. Nagy is certified by the American Board of Internal Medicine and the American Board of Utilization Review and Quality Assurance and has consulted for several healthcare concerns. He was a member of the advisory board for Option Care. Dr. Nagy also has served as a member and the chair of the Medical Carrier Advisory Committee for the Clark County Medical Society and currently serves as a member of the Society’s Nominating Committee. Dr. Nagy formerly served as a director of Sun Bank for five years and Nevada Community Bank until its sale in 1993. He retired from the U.S. Army as a Lt. Colonel and served in Operation Desert Storm in 1991. In January 2008, the Governor of Nevada appointed Dr. Nagy to the special healthcare issues advisory board. Dr. Nagy brings to our Board a well-developed understanding of the Company’s business, history and organization as well as leadership skills and knowledge of the Nevada medical community.
James E. Nave, D.V.M. (age 65) has served as a director of the Company and Bank of Nevada since their establishment in 1995 and 1994, respectively. Dr. Nave, a former officer in the armed forces, has owned the Tropicana Animal Hospital since 1974, and is the owner of multiple hospitals. He is a former President of the American Veterinary Medical Association. Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association. He is a member and past president of the Nevada Veterinary Medical Association and the Western Veterinary Conference, as well as a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association, and the Executive Board of the World Veterinary Association. Dr. Nave was also the chairman of the University of Missouri, College of Veterinary Medicine Development Committee. He was a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. Dr. Nave is on the board of the privately-held company Station Casinos, Inc., which was publicly-held until November 2007. Dr. Nave’s management skills, leadership experience, financial acumen and audit committee experience add an important dimension to our Board’s composition.
Class III Directors with Terms Expiring in 2011
John P. Sande, III (age 60) has been a director of the Company and Chairman of the Board of Directors for First Independent Bank of Nevada since April 2007 and September 1999, respectively. Mr. Sande is a partner at Jones Vargas, a prominent Nevada law firm specializing in administrative law, government relations and trust and estates, and is admitted to the state and federal courts in California and Nevada. The Nevada Bankers Association is among the clients Mr. Sande represents before the Nevada legislature. He is a trustee of the William F. Harrah Trusts, serves as a director of Employers Holdings, Inc., and is a former director of Bank of America Nevada (Valley Bank of Nevada). He is also the Chairman of the Reno-Tahoe Open, a PGA Tour event in northern Nevada, and is on the Board of Directors of the Reno Air Racing Association. Mr. Sande graduated with great distinction from Stanford University, was named to its All Century Football Team and was inducted into the Stanford Athletic Hall of Fame. He received his Juris Doctor degree from Harvard University where he graduated cum laude. Mr. Sande’s legal career and government relations experience give him the leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning and risk oversight.

Robert G. Sarver (age 48) has been the President, Chairman and Chief Executive Officer of the Company since December 2002. He served as Chairman of the Company’s Torrey Pines Bank subsidiary from May 2003 to July 2009. He also served as the Chief Executive Officer of Torrey Pines Bank from May 2003 until June 2006. Mr. Sarver organized and founded National Bank of Arizona in 1984 and served as President at the time of the sale of that bank in 1994 to Zions Bancorporation. Mr. Sarver was the lead investor and Chief Executive Officer of GB Bancorporation, the former parent company of Grossmont Bank, from 1995 to 1997. Mr. Sarver served as Chairman and Chief Executive Officer of California Bank and Trust and as an Executive Vice President with Zions Bancorporation from June 1998 to March 2001. He served as a director and credit committee member of Zions Bancorporation from 1995 to 2001. Mr. Sarver is a director and audit committee member of Skywest Airlines and a director of Meritage Homes Corporation. He is also the Managing Partner of the Phoenix Suns NBA basketball team and a member of the board of directors of the Sarver Heart Center at the University of Arizona. Mr. Sarver brings extensive experience in banking, real estate and executive management to our Board. Mr. Sarver’s experience as a leader and entrepreneur in the southwest, where the Company operates, provide insight to the Board on the facts that impact both the Company and the communities in which it operates. Moreover, Mr. Sarver’s day to day leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise.
Donald D. Snyder (age 62) has served as a director of the Company and of Bank of Nevada since 1997. Mr. Snyder became Chairman of the Bank of Nevada in January 2010. He had earlier served as a founding director of the entity created to charter Bank of Nevada and was one of its initial investors. Mr. Snyder is the Chairman of The Smith Center for the Performing Arts. He also is a director of NV Energy (formerly, Sierra Pacific Resources), Tutor Perini Corporation, and Switch Communications Group, LLC. Mr. Snyder served as a director of Cash Systems, Inc. from April 2005 to August 2008. Mr. Snyder was the President of Boyd Gaming Corporation from January 1997 to March 2005, having joined the company’s board of directors in April 1996, and its management team in July 1996. Prior to that, he was president and chief executive officer of the Fremont Street Experience LLC, a private/public partnership formed to develop and operate a major redevelopment project in Downtown Las Vegas. Mr. Snyder was previously chairman of the board of directors and chief executive officer of First Interstate Bank of Nevada, then Nevada’s largest full-service bank, from 1987 through 1991. During his 22 years with First Interstate Bank from 1969 to 1991, Mr. Snyder served in various management positions in retail and corporate banking, as well as international and real estate banking. He has served and continues to serve on the boards of numerous industry and community organizations. Mr. Snyder brings to our Board an extraordinary understanding of the Company’s business, history and organization as well as extensive leadership, banking expertise and management experience.
Director Independence
The Company’s common stock is traded on the NYSE. The NYSE’s rules require that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company, and a director must satisfy all categorical standards relating to independence, as set forth in Section 303A of the NYSE Listed Company Manual.
Of the 12 persons currently on the Board of Directors, including the Class II nominees, 10 have been determined by the Board to be independent under NYSE standards. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with such directors.
Mr. Sarver is not considered independent because he has served as an executive officer of the Company and/or one of its banking subsidiaries (the “Banks”) within the last three years.

Mr. Hilton also is not considered independent. In evaluating Mr. Hilton’s independence, the Board considered the fact that Mr. Hilton is an investor in commercial real estate ventures in which Mr. Sarver also has an interest. Further, Mr. Sarver is the managing partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. Mr. Hilton is also chairman of the board and chief executive officer of Meritage Homes Corporation (“Meritage”), and Mr. Sarver is a member of the board of directors of Meritage. The Board of Directors of Meritage considers Mr. Sarver to be a non-independent director. Accordingly, the Company’s Board of Directors concluded it is in the best interest of the Company’s stockholders that Mr. Hilton not be deemed an independent director.
Mr. Mack’s employment by SVP in 2009 prompted the Board to conduct an additional independence review. The Board considered the fact that Mr. Sarver was an original founder and managing principal of SVP. The Board also considered that Mr. Sarver now holds a minority interest in SVP and no longer serves in a managing or controlling capacity for the company. The Company does not do business or engage in any transactions with SVP. The Board of Directors therefore concluded that Mr. Mack continues to be independent because SVP does not have a material relationship with the Company, and Mr. Sarver’s non-controlling interest in SVP is not sufficient to compromise Mr. Mack’s independence.
Meetings of the Board of Directors
The Board of Directors held ten meetings in 2009. Each current director attended at least 75% of the Board meetings and meetings of committees on which he or she served in 2009, with the exception of Dr. Nagy who took a medical leave of absence during the year and Mr. Vecchione who did not attend two Compensation Committee meetings. The Company invites and encourages all of its directors to attend the Company’s annual meetings of stockholders, and all of the directors except Dr. Nagy attended the 2009 annual meeting of stockholders.
Executive sessions of non-management directors (consisting of all directors other than Mr. Sarver) and independent directors’ sessions (consisting of all directors other than Mr. Sarver and Mr. Hilton) are regularly scheduled and held during the Company’s regular quarterly Board of Directors meetings. In January 2010, the non-management directors selected Mr. Beach to serve as the Company’s lead independent director.
Prior to January 2010, Mr. Snyder served as the Company’s lead independent director. Mr. Snyder stepped down from that position concurrently with accepting a new role as Chairman of the Board of Bank of Nevada, the Company’s largest subsidiary. In addition to his multiple obligations outside the Company and his chairmanship at Bank of Nevada, Mr. Snyder continues to serve as the Chairman of the Company’s Compensation Committee, and as a member of the Company’s Finance and Investment Committee, Bank of Nevada’s Regulatory Oversight Committee and its Asset Quality Committee.
Board Role in Risk Oversight
Pursuant to the Company’s corporate governance structure and the regulatory requirements it operates under, the Board is charged with providing oversight of the Company’s risk management processes. The Board is currently evaluating and reconfiguring the Company’s risk management processes, which is expected to include the creation of a new chief risk officer position and a formal method of evaluating enterprise risk management.
In accordance with NYSE requirements, the Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. The Audit Committee periodically reports to the full Board on risk management. In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with those plans, see “Evaluation of Company Compensation Plans and Risk” on page 35 of this proxy statement. The Company’s Chief Credit Officer also makes regular reports to the full Board of Directors regarding the quality of the Company’s credit portfolios, the effectiveness and administration of the Company’s credit related policies, the Company’s loan portfolio composition, and the results of internal credit examinations. Similarly, the Company’s Chief Financial Officer makes regular reports to the full Board of Directors regarding the financial performance of the Company, issues related to capital and liquidity, and other issues related to corporate strategy and risk assessment.

Communication with the Board and its Committees
Any stockholder or other interested person may communicate with the Board, a specified director (including the Lead Independent Director), the non-management directors as a group, or a committee of the Board by directing correspondence to their attention, in care of the Corporate Secretary, Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102. Anyone who wishes to communicate with a specific Board member, the non-management directors only or a specific committee should send instructions asking that the material be forwarded to the applicable director, group of directors or the appropriate committee chairman. All communications so received from stockholders or other interested parties will be forwarded to the director or directors designated.
Committees of the Board of Directors
As of December 31, 2009, the Company’s Board of Directors had four standing committees:
•	The Audit Committee;

•	The Compensation Committee;

•	The Nominating and Corporate Governance Committee; and

•	The Finance and Investment Committee.
Information with respect to these committees is listed in detail below.
Also, during fiscal year 2009, a Pricing Committee was established as a special committee in connection with a public offering of the Company’s common stock.
The Company may appoint additional, or modify existing, committees of the Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the NYSE. The Company’s committee structure and membership information are available in the Investors Relations section of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary.
Audit Committee
The Company’s Audit Committee consists of five independent directors (Messrs. Beach, Mack, and Sande and Drs. Nagy and Nave). The Audit Committee held 17 meetings in 2009.
Mr. Beach serves as the Audit Committee’s chairman and the Board of Directors has determined that Mr. Beach meets the NYSE standard of possessing accounting or related financial management expertise. Each member of the Audit Committee is “financially literate,” under NYSE listing standards and the Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as defined by the SEC. For information regarding the qualifications of each member of the Audit Committee, please see the biographical information set forth above. The Audit Committee oversees the Company’s risk management functions, and its primary duties and responsibilities are to:
•
Serve as an independent and objective body and to otherwise assist the Board in its oversight of (a) the integrity of the Company’s financial statements and (b) the performance of the Company’s internal audit function, which may include oversight of outside firms that are contracted to provide internal audit and risk management services;

•
Be directly responsible for the appointment, compensation and oversight of any registered public accounting firm employed by the Company, or other firm, for the purpose of preparing or issuing an audit report or related work;

•
Be directly responsible for the appointment, compensation and oversight of any internal audit personnel, including any outside firms or persons that are contracted to provide internal audit and risk management services;

•	Pre-approve all auditing services and non-audit services provided to the Company by the independent auditor;

•	Prepare, or direct to be prepared, and review the report required by the proxy rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

•
Support an open avenue of communication among the independent auditor, financial and senior management, outside firms that are contracted to provide internal audit and risk management services, any employees of the Company who are involved in the Company’s internal audit function, and the Board;

•	Review the independent auditor’s qualifications and independence;

•	Oversee the Company’s risk management function;

•	Assist the Board in its oversight of and review the Company’s compliance with regulatory requirements; and

•	Make regular reports to the Board.
A copy of the Audit Committee charter, as amended in July 2009, is available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary.
Compensation Committee
The Company’s Compensation Committee consists of four independent directors (Messrs. T. Marshall, Snyder, and Vecchione, and Dr. Nave). Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director under the Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Snyder serves as the Compensation Committee’s chairman. Mr. A. Marshall served as a member of the Compensation Committee until his resignation from the Board of Directors in October 2009. The Board of Directors appointed Mr. T. Marshall to the Compensation Committee in October 2009. The Committee meets a minimum of four times per year and, in 2009, the Compensation Committee held six meetings.
The Compensation Committee’s powers, authority, responsibilities and duties include:
•
Retaining and terminating compensation consultants to be used to assist in the evaluation of directors’ and executive officers’ compensation, and to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

•
Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, assisting the Lead Independent Director in the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommending compensation levels for the CEO to the full Board. In recommending any long-term incentive component of the CEO’s compensation, the Committee is to consider Company’s performance, stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and other matters the Committee deems relevant.

•
Approving all base salaries and other compensation of the Company’s executive officers who are in a position to exercise discretionary judgment which can substantially influence the affairs of the Company.

•
Establishing a compensation philosophy for the Company with regard to salaries and other compensation of executive officers which considers business and financial objectives, compensation provided by comparable companies and/or such other information as may be deemed appropriate.

•	Administering and implementing the Company’s incentive compensation plans and equity compensation plans.

•
Assessing the desirability of, reviewing and recommending for approval new incentive compensation plans to the Board and equity-based plans and any increase in shares reserved for issuance under existing plans.

•
Annually reviewing and making recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity compensation and other appropriate forms of compensation.

•
Annually preparing and issuing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, and reviewing and approving all other sections of the proxy statement relating to director and executive compensation, in accordance with applicable rules and regulations.

•
During any period in which the Company has government funds received pursuant to the Troubled Asset Relief Program, conducting semi-annual evaluations of Senior Executive Officer and employee compensation plans with the Corporation’s senior risk officers to ensure the plans do not encourage unnecessary or excessive risk or a manipulation of earnings, and provide all necessary narrative disclosures and certifications in the Company’s public filings.

The Compensation Committee also has the authority to delegate its authority to subcommittees and individual members of the Compensation Committee as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Compensation Committee at its next regularly scheduled meeting. A copy of the Compensation Committee charter, as amended in July 2009, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary. Further information regarding the Compensation Committee can be found beginning on page 19 and 26 of this proxy statement, and the Compensation Committee Report appears at page 35.
Nominating and Corporate Governance Committee
The Governance Committee consists of four independent directors (Messrs. Boyd and Sande, Dr. Nagy and Ms. Johnson). The Board of Directors appointed Mr. Sande to the Governance Committee in January 2010. Messrs. Sande and Snyder also served as ad hoc members in connection with an independent review of the Company’s corporate governance and risk management practices overseen by the Governance Committee in 2009. Mr. Boyd serves as chairman of the Governance Committee. The Governance Committee held six meetings in 2009. The Committee’s primary duties include:
•	Identifying individuals qualified to become members of the Company’s Board of Directors and recommending director candidates for election or re-election to the Board;

•	Considering and making recommendations to the Board regarding Board size and composition, committee composition and structure and procedures affecting directors;

•	Developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company, and reviewing such Guidelines on an at least annual basis;

•	Making recommendations to the Board about succession planning for the Chief Executive Officer; and

•	Overseeing the annual evaluation process for the Board.
The Governance Committee also has the authority to delegate its authority to subcommittees and individual members of the Governance Committee as the Governance Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Committee at its next regularly scheduled meeting. A copy of the Governance Committee charter, as amended in April 2007, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary. See “Director Selection Process” on page 5 for further information on the process by which directors are nominated for election to the Company’s Board.
Finance and Investment Committee
The Finance and Investment Committee (the “Finance Committee”) consists of four directors (Messrs. Hilton, Marshall, Snyder, and Vecchione). Mr. Vecchione serves as chairman of the Finance Committee. The Finance Committee held eleven meetings in 2009. The Finance Committee is appointed by the Board of Directors to review strategies and oversee the effectiveness of financial risk management and investment activities at the Company and each of its subsidiaries. The Finance Committee’s duties include ensuring that:
•	Investments conform to policies and procedures and support the Company’s interest rate risk, capital and liquidity requirements;

•	Investments comply with regulatory restrictions and serve legal and legitimate purposes;

•	Investments are collectable and protect the interests of the Company’s depositors and stockholders;

•	Sufficient capital and liquidity is maintained for the Company’s operations; and

•	Additional sources of capital and liquidity are available should the need arise.
A copy of the Finance Committee charter, as adopted in April 2009, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary.
Pricing Committee
On May 11, 2009, the Board of Directors appointed a special committee (the “Pricing Committee”) and delegated its authority to determine the pricing of the Company’s common stock in its $200 million public offering. The Pricing Committee consisted of 3 directors (Messrs. Sarver, Snyder and Vecchione). The Pricing Committee met two times in 2009.
Compensation of Directors
The following table provides information concerning the compensation of the Company’s non-employee directors for 2009. The Company does not pay employees of the Company, or one or more of the subsidiary banks, additional compensation for their service as directors. Accordingly, this table does not include Mr. Sarver. Non-employee directors receive annual retainers, fees for meeting attendance, and equity grants in the form of non-qualified stock options or long-term restricted stock.

In 2009, non-employee directors were paid an annual retainer of $30,000, plus additional retainer amounts as follows: (1) $15,000 for the presiding independent director, (2) $15,000 for the Audit Committee chair and Finance Committee chair, and (3) $5,000 for the Compensation Committee chair and Governance Committee chair. Annual retainers were paid in increments on a quarterly basis. Non-employee directors were also paid the following meeting fees for non-telephonic meetings: (1) $1,500 for Board meetings, (2) $1,500 for Audit and Finance Committee meetings, and (3) $750 for all other committee meetings. In 2009, non-employee directors received stock option grants of 5,000 shares.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($) (1)	All Other Compensation ($)		Total ($)

Bruce Beach	64,500	18,100	0		82,600
William S. Boyd	45,500	18,100	0		63,600
Steven J. Hilton	52,500	18,100	0		70,600
Marianne Boyd Johnson	40,500	18,100	0		58,600
Cary Mack	64,500	18,100	0		82,600
George J. Maloof, Jr. (2)	22,000	18,100	0		40,100
Art Marshall (3)	30,000	18,100	41,667		89,767
Todd Marshall	52,500	18,100	0		70,600
M. Nafees Nagy, M.D.	49,500	18,100	0		67,600
James E. Nave, D.V.M.	60,000	18,100	7,500	(4)	85,600
John P. Sande, III	57,000	18,100	0		75,100
Donald D. Snyder	78,500	18,100	10,000	(5)	106,600
Kenneth A. Vecchione	69,000	18,100	0		87,100

(1)
In accordance with SEC regulations, stock and option grants are valued at the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For stock options, the FASB ASC Topic 718 fair value per share is based on certain assumptions that are explained in note 12 to our audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009. Active directors were awarded 5,000 options on January 30, 2009.

As of December 31, 2009, each director had the following number of options outstanding:

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised Options	Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable
Bruce Beach	8,250	10,750
William S. Boyd	7,250	10,750
Steven J. Hilton	13,250	10,750
Marianne Boyd Johnson	13,250	10,750
Cary Mack	13,250	10,750
George J. Maloof, Jr.	0	0
Art Marshall	7,250	0
Todd Marshall	7,250	10,750
M. Nafees Nagy	7,250	10,750
James E. Nave	13,250	10,750
John P. Sande, III	1,968	10,907
Donald D. Snyder	13,250	10,750
Kenneth A. Vecchione	1,500	9,500

Complete beneficial ownership information of Company stock for each of our current directors is provided in this proxy statement on page 47 under the heading, “Security Ownership of Management and Certain Beneficial Owners.”

(2)
Mr. Maloof resigned from the Company’s Board of Directors as a Class III Director on August 6, 2009. Mr. Maloof had 90 days from the date of his resignation to exercise his exercisable stock options, none of which were exercised. All unexercisable options were forfeited at the time of his resignation.

(3)
Mr. A. Marshall resigned from the Company’s Board of Directors as a Class II Director and Bank of Nevada’s Board of Directors, effective October 31, 2009. The amount shown in the all other compensation column for Mr. A. Marshall includes a $50,000 annual fee he received in 2009 for serving as Chairman of the Board of Bank of Nevada. Mr. Marshall had 90 days from the date of his resignation to exercise his exercisable stock options, none of which were exercised. All his unexercisable options were forfeited at the time of his resignation.

(4)	The amount shown for Dr. Nave includes $7,500 of meeting fees he received in 2009 for serving on Bank of Nevada’s Regulatory Oversight Committee.

(5)	The amount shown for Mr. Snyder includes $10,000 of meeting fees he received in 2009 for serving as Chairman of Bank of Nevada’s Regulatory Oversight Committee.
In 2009, the Compensation Committee engaged Hay Group (“Consultant”) to review the Company’s Board of Directors’ compensation. The Compensation Committee specifically asked that the Consultant consider the possibility of simplifying the existing meeting fee structure. The Consultant analyzed the pay positioning of the Company’s program relative to its peer group (as defined below in the CD&A) and national, general industry data, as well as the banking industry data for companies of similar size; provided commentary on market changes and trends; and made recommendations for a revised Board of Directors compensation structure. The Consultant found that the Company’s total annual compensation for directors is in the third quartile of the market, and that its pay mix between cash and equity is approximately the same as its peer group, but more weighted toward cash than the general market. Based on its analysis, the Consultant proposed the Company: (1) eliminate Board meeting fees; (2) change from variable, per meeting, committee fees to fixed annual committee retainers with differentiation between committees; and (3) change equity grants of stock options to full-value, unrestricted stock in a fixed dollar value. After discussion and consideration of the Consultant’s presentation, the Compensation Committee recommended to the Board, and the Board approved, the following annual compensation for directors beginning in January 2010:
•	A Board retainer of $30,000;

•	Committee service retainers of $20,000 for the Audit Committee, $10,000 for the Finance & Investment and Compensation Committees, and $5,000 for all other committees;

•	Equity compensation equaling $20,000 in full value common stock; and

•
Chairperson retainers of $15,000 for the Lead Independent Director, $15,000 for the Audit Committee Chairman; $10,000 for the Finance & Investment and Compensation Committee Chairs, and $5,000 for other committee chairmanships.

Audit Committee Report
The Board of Directors of Western Alliance Bancorporation approved the charter of the Company’s Audit Committee on April 27, 2005, and approved amendments to the charter on April 18, 2007 and July 21, 2009. The charter states that the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the Company’s financial reports and other financial information provided by the Company to governmental bodies (e.g., federal and state banking regulators, the Securities and Exchange Commission, and the Internal Revenue Service) or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, regulatory compliance and ethics that management and the Board of Directors have established; (iii) the Company’s internal audit function; and (iv) the Company’s auditing, accounting and financial reporting processes. The Audit Committee periodically reports on these and other pertinent matters that come before it to the Board of Directors.
The following five directors are currently members of the Audit Committee: Mr. Bruce Beach (Chairman), Mr. Cary Mack, Dr. M. Nafees Nagy, Dr. James Nave, and Mr. John Sande, III. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the applicable laws and regulations relative to the independence of Directors and Audit Committee members, including, without limitation, the requirements of the SEC and the listing standards of the NYSE. The Board of Directors has further determined, in its business judgment, that each member of the Audit Committee is “financially literate” under NYSE listing standards and that Bruce Beach and Cary Mack each qualify as an “audit committee financial expert” as defined by the SEC. During 2009, the Audit Committee met 17 times.
While the Audit Committee has the duties and responsibilities set forth in the charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with accounting principles generally accepted in the United States of America (“GAAP”). Furthermore, it is not the duty of the Audit Committee to assure compliance with applicable laws, rules, and regulations. These are the duties and responsibilities of management, the Company’s independent registered public accounting firm, and others as described more fully below.
Management is responsible for the Company’s financial reporting process, which includes the preparation of the Company’s financial statements in conformity with GAAP, and the design and operating effectiveness of a system of internal controls and procedures to provide compliance with accounting standards and applicable laws, rules, and regulations. Management is also responsible for bringing appropriate matters to the attention of the Audit Committee and for keeping the Audit Committee informed of matters which management believes require attention, guidance, resolution, or other actions. McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on the conformity of the Company’s audited financial statement with GAAP.
During the year, the Audit Committee discussed with McGladrey & Pullen, LLP and the Company’s internal auditors, with and without management present, the overall scope and plans for their respective audits, the results of their examinations, and their evaluations of the effectiveness of the Company’s internal controls and of the overall quality of the Company’s financial reporting.
The Audit Committee reviewed and discussed the consolidated financial statements of the Company for the year ended December 31, 2009 with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, and management. In addition, the Audit Committee discussed with McGladrey & Pullen, LLP those matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 and as currently in effect.

McGladrey & Pullen, LLP has provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and the Committee discussed with McGladrey & Pullen, LLP any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee reviewed and approved the fees paid to McGladrey & Pullen, LLP for audit and non-audit related services.
Based on the reviews and discussion referred to above, the Audit Committee approved the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Submitted by the Audit Committee
Bruce Beach (Chairman)
Cary Mack
Dr. Nafees Nagy
Dr. James E. Nave
John P. Sande, III
The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference with any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that the Company specifically incorporates this report therein by reference.
Compensation Committee Matters
The Committee’s Processes and Procedures
The Compensation Committee currently consists of four independent directors (Messrs. Snyder, T. Marshall, Vecchione and Dr. Nave). Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Code, and a non-employee director under Section 16 of the Exchange Act. Mr. Snyder serves as chairman of the Compensation Committee. No member of the Compensation Committee is a current or former employee of the Company or any subsidiary. The Compensation Committee’s charter is reviewed no less than annually to ensure that the Compensation Committee is fulfilling its duties in aligning the Company’s executive compensation program with the creation of stockholder value. The Board of Directors adopted the Committee’s charter on April 27, 2005, and approved amendments to the charter on April 18, 2007, January 20, 2009 and July 21, 2009.
The Compensation Committee reviews the compensation of members of the Company’s Executive Management Committee (the “EMC”) and approves final pay packages for all EMC members except for the CEO, whose compensation is recommended by the Compensation Committee and approved by the Board. The EMC consists of the CEO and certain senior officers of the Company and its operating subsidiaries. In evaluating and approving the compensation of EMC members, other than the CEO, the Compensation Committee receives input from the CEO and considers its own assessment of their performance as it has frequent exposure to these officers. Additionally, the Compensation Committee annually reviews and makes recommendations to the Board with respect to director compensation. Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee also reviews and approves the Company’s overall compensation philosophy and strategies.

At its January 2009 meeting, the Compensation Committee took the following actions: (1) reviewed and approved the recommended restricted stock awards for new hires and existing employees; (2) reviewed and approved annual bonus payments for EMC members related to the 2008 fiscal year; reviewed and approved small base salary increases for six members of the EMC for the 2009 fiscal year; and reviewed and approved stock option grants for EMC members; (3) reviewed the 2008 goals established for assessment of the CEO’s performance in connection with an overall performance assessment of the CEO; (4) approved the Company’s Annual Bonus Plan and New Business Incentive Plan for 2009; (5) approved the Company continuing to match employees’ 401(k) contributions at the same level as prior years; (6) reviewed and approved an amendment to the Compensation Committee Charter to address executive compensation restrictions related to the TARP funds received by the Company; and (7) reviewed proposed regulations related to TARP executive compensation restrictions.
At its March 2009 meeting, the Compensation Committee discussed the effect of the passage of the American Reinvestment and Recovery Act and reviewed a draft of the Compensation Discussion & Analysis (“CD&A”) section for the annual proxy statement relating to the 2009 annual meeting of stockholders. The Committee authorized the Compensation Committee Chairman to provide final approval of the CD&A.
At its April 2009 meeting, the Compensation Committee took the following actions: (1) reviewed and approved restricted stock grants for new hires and existing employees; (2) reviewed and approved promotional salary increases for two Torrey Pines Bank executives, including Gary Cady, who had agreed to take on new roles at Bank of Nevada that would substantially increase their responsibilities to the Company; (3) reviewed and approved the financial and management goals used to evaluate Mr. Sarver’s 2009 performance; (4) approved entering into a Compensation Consulting Agreement with Consultant for a period of one year; and (5) reviewed the Company’s options related to moving the Company’s Finance department, including the CFO, to Phoenix.
At its July 2009 meeting, the Compensation Committee took the following actions: (1) reviewed and approved restricted stock grants for new hires and existing employees; (2) reviewed and approved adding a New Loan Incentive component to the 2009 New Business Incentive Plan; and (3) reviewed and approved an amendment to the Compensation Committee Charter to address executive compensation regulations related to the TARP funds received by the Company.
At its August 2009 meeting, the Compensation Committee reviewed all employee compensation plans with the Company’s senior risk officers and determined that the Company’s incentive compensation plans do not encourage unnecessary and excessive risk.  The Compensation Committee did not identify or find any features of all employee compensation plans that could encourage the manipulation of reported earnings to enhance the compensation of employees. The Compensation Committee made minor language changes and additions to clarify overall guiding principles in the loan area and adding clawback language to several plans. The Compensation Committee discussed long and short term risks, including loan risks, liquidity needs and capital adequacy requirements during economic cycles facing the Company. The Compensation Committee also approved a working draft of a Luxury Expenditures Policy and a Clawback Policy with final language to be approved by the Chairman and presented to the Company’s full Board for adoption. The Board adopted these policies on September 9, 2009.
At its October 2009 meeting, the Compensation Committee took the following actions: (1) reviewed and approved restricted stock grants for new hires; and (2) reviewed a proposed compensation package for a proposed new Chief Operating Officer position at the Company. The Committee postponed approving a compensation package until it had an opportunity to conduct a complete compensation review of the Executive Management Committee with the assistance of Consultant.
At its November 2009 meeting, the Compensation Committee took the following actions: (1) reviewed and approved the terms of an offer to be extended to a candidate for the Company’s Chief Operating Officer position; (2) reviewed and approved base salary increases for the Executive Management Committee with the exception of Mr. Sarver whose base salary increase would be approved by the Board; (3) reviewed and approved an increase in the retainer paid to the Chairman of Torrey Pines Bank; (4) agreed to recommend changes to the Company’s director compensation payments to the Company’s full Board based on recommendations of Consultant; and (5) delegated to Mr. Sarver the authority to make certain decisions related to the CFO’s relocation to Phoenix, AZ from Las Vegas, NV.

The Compensation Committee’s charter provides the Compensation Committee with the sole authority and discretion to engage and terminate outside advisors to study and make recommendations regarding director or executive compensation matters, and has the sole authority to approve their fees and other retention terms. In 2009, the Compensation Committee selected and engaged Consultant to advise it on director and executive compensation matters. The Compensation Committee Chairman worked directly with the Consultant to determine the scope of the work needed to assist the Compensation Committee in its decision making processes. The Consultant attended Compensation Committee meetings to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Compensation Committee.
In 2009, the Compensation Committee engaged the Consultant to assist the Compensation Committee in making decisions regarding compensation for the EMC and non-executive directors. The Consultant analyzed compensation information from the national market, the banking industry and a comparator group; presented its compensation analysis to the Committee; and recommended increases in base salary and long-term incentive compensation for the EMC. The Consultant also recommended a revised payment schedule for non-executive directors. The Compensation Committee reviewed and approved the changes to EMC and non-executive directors’ compensation based on the Consultant’s recommendations, but with the appropriate adjustments for the Company’s current circumstances and TARP related restrictions.
The Chairman of the Compensation Committee works with management to set individual meeting agenda for the Compensation Committee following an overall annual calendar of regular activities. The CEO, the Company’s Chief Administrative Officer (“CAO”) and Corporate Counsel are the primary representatives of management who interact with the Compensation Committee and serve as liaisons between the Compensation Committee and Company management. These officers regularly attend Compensation Committee meetings, and provide input and recommendations on compensation matters, as discussed more fully in the Compensation Discussion and Analysis below. They work with other senior executives to develop and recommend compensation strategies and practices to the Compensation Committee for its review and approval, including the performance goals and weighting factors used in the Company’s annual bonus plan and base salary adjustments for specific officers. The CAO also works directly with the Consultant on a variety of Compensation Committee matters and provides administrative support and assistance to the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
Messrs. Snyder and Vecchione and Dr. Nave were on the Compensation Committee during all of 2009. Mr. A. Marshall resigned from the Compensation Committee concurrently with his resignation from the Board of Directors in October 2009. Mr. T. Marshall was appointed to the Compensation Committee by the Board of Directors in October 2009. Each member of the Compensation Committee is an independent director under standards of the NYSE, is an outside director for purposes of Section 162(m) under the Code, and is a non-employee director under the Section 16 of the Exchange Act. No member of the Compensation Committee is a current or former officer or employee of the Company.
Mr. Sarver, the Company’s President and Chief Executive Officer and a director, is a member of the board of directors of Meritage Homes Corporation. Mr. Hilton, a director of the Company, is the chairman and chief executive officer of Meritage.
At December 31, 2009, the Company’s executive officers, directors and principal stockholders (and their related interests) were indebted to the Banks in the aggregate amount of approximately $45.5 million. This amount was approximately 1.1% of total gross loans outstanding as of such date.  All of the foregoing loans (i) were made in compliance with Regulation O promulgated by the Federal Reserve Board; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features.

TARP Executive Compensation Restrictions
On October 3, 2008, the United States Government enacted the Emergency Economic Stabilization Act of 2008 (“EESA”) to provide the U.S. Department of the Treasury (“Treasury”) the resources to stabilize the country’s financial markets, including the Troubled Asset Repurchase Program (“TARP”). On October 14, 2008, the Treasury announced a generally available capital access program under the TARP known as the Capital Purchase Program (“CPP”) under which financial institutions issued preferred shares and warrants to purchase shares of its common stock to the Treasury, subject to certain conditions.
On November 21, 2008, as part of the CPP, the Company sold to the Treasury (i) 140,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.0001 per share, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”) and (ii) a ten-year warrant to purchase up to 1,574,213 shares of the Company’s common stock, par value $0.0001 per share, at an initial exercise price of $13.34 per share (the “Warrant”), for an aggregate purchase price of $140 million. On May 20, 2009, the Company completed a “Qualified Equity Offering,” as defined by the Warrant, which resulted in a reduction in the number of shares underlying the Warrant by one-half, to 787,107 shares of the Company’s common stock. In connection with the investment by the Treasury, the Company agreed that, until such time as the Treasury does not own any debt or equity securities of the Company or the Warrant, the Company will take all necessary action to ensure that its benefit plans applicable to its senior executive officers comply with Section 111(b) of EESA.
On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “stimulus bill” or “ARRA”). The final version of the stimulus bill amended the executive compensation provisions of Section 111 of EESA to set forth new restrictions on executive compensation paid by financial institutions participating in TARP. On June 15, 2009, the Treasury issued interim final rules on TARP Standards for Compensation and Corporate Governance, implementing the limitations on executive compensation set forth in ARRA (the “Interim Final Rules”).
Set forth below is a summary of certain of the executive compensation restrictions required by ARRA and the Interim Final Rules, and an explanation of the Company’s compliance with those restrictions.
Prohibition on Bonuses, Retention Awards and Incentive Compensation. ARRA prohibits the payment or accrual of any bonus, retention award or incentive compensation to the Company’s five most highly compensated employees (“MHCE”), except for the payment of long term restricted stock, provided that such restricted stock: (1) is issued with respect to common stock of the Company; (2) is not transferable to the recipient except as the Company repays the TARP funds received, in increments of no less than 25%; and (3) must be forfeited if the employee does not continue performing substantial services for the Company for at least two years from the date of the grant. For the 2009 fiscal year, the Company did not pay, accrue or grant a bonus, retention award or incentive compensation to its five MHCEs except as allowed by the Interim Final Rules.
Shareholder Say on Pay Vote. Under ARRA, the Company must provide its stockholders with an annual advisory “say on pay” vote on executive compensation that is non-binding on the Company and its Board of Directors. The Company has included a non-binding advisory vote on executive compensation this year for its stockholders to consider (Item 3). The Company’s compensation programs fully comply with the requirements of ARRA and the Interim Final Rules; however, the Company may make changes to its compensation programs to ensure future compliance, regardless of the outcome of this year’s non-binding advisory vote on executive compensation.

Clawback of Bonuses, Retention Awards and Incentive Compensation. ARRA and the Interim Final Rules require the Company to ensure the recovery of any bonus, retention award or incentive compensation paid to its top five senior executive officers and any of its next 20 most highly compensated employees that was paid based on statements of earnings, revenues, gains or other criteria which are later found to be materially inaccurate. Each of the Company’s NEOs contractually agreed to abide by this requirement prior to the Company receiving funds pursuant to the Capital Purchase Program. In September 2009, the Company adopted a Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Based on Materially Inaccurate Related Financial Statements or Performance Metric Criteria that applies to all Company executive officers and the twenty MHCEs.
Prohibition on Golden Parachute Payments. ARRA and the Interim Final Rules prohibit the Company from making any golden parachute payment to any of its five senior executive officers and its next five most highly compensated employees. A “golden parachute payment” is defined as any payment made upon departure from the Company for any reason or any payment due to a change in control of the Company or any of its affiliates under TARP, except for payments for services performed or benefits accrued. The Company carefully evaluates every severance payment an employee may otherwise be eligible for to ensure that the Company does not make a golden parachute payment to its SEOs or next five MHCEs.
Compensation Committee; Prohibition on “Encouraging” Earnings Manipulation. The Interim Final Rules require the Company’s Compensation Committee to discuss, evaluate and review at least every six months the terms of each employee compensation plan and identify and eliminate the features in these plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee. The Compensation Committee performed its review of the Company’s employee compensation plans for purposes of this and other TARP requirements on August 27, 2009 and again more recently on February 26, 2010.
Luxury Policy. Under ARRA and the Interim Final Rules, the Company’s Board of Directors was required to adopt a Company-wide policy on excessive or luxury expenditures, including entertainment, office renovations, transportation services and other unreasonable expenditures by September 14, 2009. The Board of Directors adopted the necessary Luxury Expenditures Policy on September 9, 2009, and it is available on the Company’s website, www.westernalliancebancorp.com.
Compliance Certification. ARRA requires the Company’s CEO and CFO to annually certify that the Company is in compliance with the TARP compensation requirements. The CEO and CFO certifications have been included as an Exhibit to the Company’s Annual Report on Form 10-K.
Annual Deduction Limit. EESA and ARRA prohibit the Company from deducting annual compensation paid to any of its top five senior executive officers in excess of $500,000 under Section 162(m)(5) of the Code. Prior to EESA, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Code Section 162(m)(5) eliminate that exclusion and other previously permitted exceptions for the Company.
No Unnecessary and Excessive Risk Taking. ARRA and the Interim Final Rules required the Company’s Compensation Committee to do the following, prior to September 14, 2009:
(1)
Discuss, evaluate, and review at least every six months with the Company’s senior risk officers the SEO compensation plans to ensure that the SEO compensation plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value or the Company;

(2)	Discuss, evaluate, and review with senior risk officers at least every six months employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks;

(3)
Discuss, evaluate, and review at least every six months the employee compensation plans of the Company to ensure that these plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees; and

(4)
At least once per fiscal year, provide a narrative description of how the SEO compensation plans do not encourage excessive risks that threaten the value of the Company, including how these compensation plans do not encourage behavior focused on short-term results rather than long-term value creation, the risks posed by employee compensation plans and how these risks were limited, including how these employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation, and how the Company has ensured that the employee compensation plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

The Compensation Committee’s narrative descriptions of SEO and employee compensation plans, and its certification of the completion of reviews listed in paragraphs 1 through 3 above, are included in the Compensation Committee Report on page 35.
Compensation Consultant Disclosure
Pursuant to its charter, the Compensation Committee has the sole authority to select and retain an independent compensation consultant for the purpose of assisting it in the evaluation of executive and director compensation. The Compensation Committee has retained Hay Group as its outside, independent compensation consultant. In this capacity, Consultant reports directly to the Committee and provides data, analysis and guidance to assist the Committee in ensuring that our executive compensation programs and director compensation programs are appropriate reasonable and consistent with the Committee’s compensation objectives. Consultant provides no services to the Company other than services that are requested by the Committee.
EXECUTIVE COMPENSATION
Executive Officers
Executive officers are appointed annually by the Board of Directors following the Annual Meeting of Stockholders. Information regarding each of the Company’s executive officers, other than Mr. Sarver, is set forth below. For information regarding Mr. Sarver, see “Corporate Governance – Board Composition – Class III Directors with Terms Expiring in 2011.” All ages are provided as of December 31, 2009.
Gerald “Gary” Cady has been the Company’s Executive Vice President of Southern California Administration since May 2003. He served as President of Torrey Pines Bank from May 2003 to March 2009, and as its Chief Executive Officer from June 2006 to the present. In March 2009, Mr. Cady also assumed the role of President and Chief Operating Officer for Bank of Nevada. Mr. Cady was a director of the Company from June 2003 to April 2005. Mr. Cady has 32 years of commercial banking experience, most recently as Senior Vice President and Regional Manager for California Bank and Trust in San Diego from August 1987 to February 2003. Mr. Cady served on the Board of Grossmont Hospital and was Chairman of the Board from 2007 — 2008.  He is currently a Director of the San Diego Symphony Orchestra Association and also serves on the Board of the Continuous Quality Insurance Corporation. Mr. Cady is 55.

James DeVolld has been the Company’s Executive Vice President of Northern Nevada Administration since January 2010. Mr. DeVolld became the President and Chief Executive Officer of First Independent Bank of Nevada, as of September 1, 2009. Mr. DeVolld joined FIBN on November 2, 1999 as EVP/Chief Credit Officer and became President/Chief Credit Officer on May 1, 2005. Mr. DeVolld has also served on FIBN’s Board of Directors since 2007. Mr. DeVolld has 33 years of lending, business development and bank operations experience. Prior to FIBN, he worked for Pioneer Citizens Bank for 23 years in positions ranging from a teller to heading the business development and Private Banking Groups. Mr. DeVolld actively participates in community functions and organizations. Mr. DeVolld is currently the chairman of the Finance Committee for the Reno-Sparks Convention and Visitors Authority (RSCVA) and serves as the Secretary and Treasurer of the group as well. Mr. DeVolld is past chairman of the Boys and Girls Club of Truckee Meadows and continues to serve on their Board of Directors. Mr. DeVolld also serves on the Board of the Athletic Association of the University of Nevada (AAUN) and is also a past Chairman of the Board. Mr. DeVolld is 51.
Duane Froeschle has been the Chief Credit Officer and an Executive Vice President of the Company and Vice Chairman of Alliance Bank of Arizona since 2002. Mr. Froeschle was the Chief Credit Officer of Alliance Bank of Arizona from 2002 to 2007. He is also a director of Western Alliance Equipment Finance. Mr. Froeschle has 33 years of experience in commercial banking. Prior to joining the Company, Mr. Froeschle held various positions with National Bank of Arizona from June 1987 to June 2002, including Chief Credit Officer from June 1997 to December 2001. Mr. Froeschle is 57.
Dale Gibbons has been the Chief Financial Officer and an Executive Vice President of the Company since May 2003. He has been an Executive Vice President of Bank of Nevada since July 2004, and served as Bank of Nevada’s Chief Financial Officer from 2004 to 2007. He also has been a director of Premier Trust, Inc. since December 2003, a director of Miller/Russell & Associates since May 2004, and a director and treasurer of Western Alliance Equipment Finance since 2006. Mr. Gibbons has 27 years of experience in commercial banking, including serving as Chief Financial Officer and Secretary of the Board of Zions Bancorporation from August 1996 to June 2001. Prior to joining the Company, Mr. Gibbons undertook various consulting projects, including with the Company. From 1979 to 1996, Mr. Gibbons worked for First Interstate Bancorp in a variety of retail banking and financial management positions. Mr. Gibbons is 49.
Bruce Hendricks is CEO of Bank of Nevada and Executive Vice President of Southern Nevada Administration for Western Alliance. Mr. Hendricks served as President of Bank of Nevada from 2007 to 2009, and served as EVP/Regional President of the bank’s Sahara Regional Office since joining the bank in 2000. He began his career in 1969 in Las Vegas, and served as President/COO of American Bank of Commerce in Las Vegas and EVP/COO of First Security Bank of Nevada before joining Bank of Nevada. A graduate of University of Nevada Las Vegas, Mr. Hendricks is a past President of the UNLV Alumni Association and is active in local community organizations. Mr. Hendricks is 59.
James Lundy has been the Executive Vice President of Arizona Administration and the President and Chief Executive Officer of Alliance Bank of Arizona since February 2003. Mr. Lundy was also a director of the Company from February 2003 to March 2005. From June 1991 to June 2002, Mr. Lundy served as Senior Vice President and Executive Vice President of National Bank of Arizona, and from December 2000 to June 2002, as Vice Chairman of National Bank of Arizona. Prior to that, Mr. Lundy oversaw National Bank of Arizona’s commercial banking function on a statewide basis, with direct responsibility for over $1 billion in commercial loan commitments, executive oversight of marketing and overall supervision of approximately 100 employees involved in commercial banking and marketing throughout Arizona. Mr. Lundy is 60.
Linda Mahan has been the Executive Vice President of Operations for the Company since July 2004. In this capacity, Ms. Mahan oversees centralized operations and technology. From 1994 to July 2004, Ms. Mahan was Chief Financial Officer of Bank of Nevada. Ms. Mahan was controller of Sun State Bank, Las Vegas, Nevada from 1982 until 1994. Her responsibilities at Sun State included accounting, human resources, and bank operations for six branches. Ms. Mahan graduated from the Pacific Coast Banking School in 2003. She has been in banking since 1974. Ms. Mahan is 52.

Merrill S. Wall has been the Chief Administrative Officer and Executive Vice President of the Company since February 2005. Mr. Wall has 40 years of banking experience. He previously served as Executive Vice President and Director of Human Resources for Zions Bancorporation and its subsidiary, California Bank & Trust, from October 1998 to February 2005. From 1987 to 1998, Mr. Wall worked for H.F. Ahmanson/Home Savings of America as a senior executive managing both human resources and training corporate-wide. Mr. Wall also spent 17 years with First Interstate Bancorp in a variety of commercial, retail and administrative positions. Mr. Wall is 62.
Compensation Discussion and Analysis
Overview
2009 continued to be an extremely challenging year for community banks, especially those serving the Arizona, California and Nevada markets, like the Company. Despite the challenges faced by the Company, the Company raised approximately $200 million through a public offering of common stock, and believes its capital levels and overall performance compare favorably to its peers. Highlights relating to our executive compensation practices include the following:
•	The Company does not provide its executives golden parachutes or agree to employment contracts that are burdensome to the Company and its stockholders.

•
The Company does not encourage, allow or reimburse executives for excessive or luxury expenditures. Perquisites for executives are minimal and are reasonably related to business functions and responsibilities. Notably, the Company’s CEO has not requested Company reimbursement for any of his business related expenses in the last four fiscal years.

•
The Compensation Committee carefully reviews the compensation of the named executive officers and EMC members, and makes compensation decisions based on who contributed to the value of the Company, data from market competitors, and recommendations made by the Consultant.

•
The Compensation Committee responded to changing conditions in the financial services industry and regulatory requirements by adjusting the weighting factors used to calculate the Company’s Annual Bonus Plan for 2009 and revamping equity compensation arrangements for executives and directors.

Named Executive Officers
As used in this proxy statement, the term “named executive officers,” or “NEOs,” includes: (i) Robert Sarver, the Company’s Chief Executive Officer (“CEO”), and Dale Gibbons, the Company’s Chief Financial Officer (“CFO”), and (ii) the Company’s three other most highly compensated executive officers who earned more than $100,000 in salary and bonus during the Company’s last fiscal year. In 2009, the other three NEOs were Merrill Wall, the Company’s Chief Administrative Officer (“CAO”), Gerald Cady, the Company’s Executive Vice President of Southern California Administration (“EVP-CA”), and Bruce Hendricks, the Company’s Executive Vice President of Southern Nevada Administration (“EVP-NV”).
Compensation Philosophy
The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers. The Committee seeks to establish total compensation for members of the EMC that is fair, reasonable and competitive. The Company’s compensation program is designed to enable it to attract and retain high quality executive officers required to successfully manage the Company. The Compensation Committee believes that the NEOs should receive total compensation that is competitive with comparable employers in the financial services industry and closely aligned with both the Company’s short-term and long-term performance, while at the same time complying with applicable regulatory requirements.

Benchmarking of Compensation
2009 was a year of flux in executive compensation matters, particularly for TARP recipients such as the Company. In assessing its executive compensation packages for 2009, the Compensation Committee was constrained by upheaval in the financial industry that took place in late 2008 and early 2009, and the proliferation of statutes, regulations and guidance issued by the federal government during the first half of 2009. In mid-2009, the Compensation Committee began the process of determining its primary areas of concern when evaluating and establishing executive compensation packages for the Company’s EMC and NEOs in 2010. Those considerations included: (1) a continued assessment of compliance with TARP and other developing regulatory requirements; (2) a competitive review and identification of short-term actions required to ensure that compensation is adequate to retain and motivate key executives; (3) a continued refinement of the Compensation Committee’s risk assessment and certification process; and (4) a reassessment of the Company’s ongoing executive compensation strategy and alignment of future business and human resource strategies.
During 2009, the Compensation Committee asked the Consultant to conduct a competitive analysis of compensation for the Company’s top executive positions. The intention of the analysis was to allow the Compensation Committee to establish a foundation for further discussion and development of competitive executive compensation strategies that incorporate the Company’s compensation philosophy and address the considerations stated above.
In benchmarking the compensation paid to the Company’s NEOs, the Consultant considered base salaries, total cash compensation and total direct compensation. The Consultant compiled data from the peer companies’ most recently released proxy statements, and compared it to the base salaries, target short-term incentives, actual incentives paid and stock options awarded by the Company in 2009.
The Peer Group is a comparator group of 13 comparable banking organizations the Company used, in consultation with the Consultant, to analyze the EMC’s compensation as compared to market practices. This group of banking companies was formed by considering all banks with total assets within a proximate range, both smaller and larger than the Company’s total assets, and with a commercial banking focus. The Company believes the Peer Group is representative of those companies with which the Company competes for executive talent. The members of the Peer Group used in 2009 were:
•	Cathay General Bancorp

•	Irwin Financial Corp.

•	PacWest Bancorp

•	Hammi Financial Corp

•	Boston Private Financial Holdings, Inc.

•	Pacific Capital Bancorp

•	WestAmerica Bancorporation

•	UMB Financial Corp.

•	CVB Financial Corp.

•	Capitol Bancorp, Ltd.

•	Umpqua Holdings Corp.

•	SVB Financial Group

•	UCBH Holdings, Inc
To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to the stockholders, the Company and Compensation Committee seek to provide competitive total compensation packages. Since the Company competes nationally for executive talent, the Compensation Committee believes it is appropriate to generally target total direct compensation of the NEOs, or “TDC,” at approximately the median of the Peer Group. However, actual TDC for executives may vary as necessary based on recommendations of the CEO, direction from the Board, performance of the Company or any subsidiary or division, individual performance, the experience level of individual executives, internal equity considerations, acquisition-related commitments, external market factors, or similar considerations.

Elements of Executive Compensation
The elements of the Company’s compensation program for NEOs during 2009 consisted of annual base salary, long-term equity incentive compensation (grants of time-based nonqualified stock options), and compensation in the form of either cash or long-term restricted stock (depending on eligibility under TARP rules) pursuant to the Company’s annual bonus plan. The Company also provided the NEOs with standard benefits and limited perquisites.
For 2010, the Company restructured the long-term equity incentive compensation available to the NEOs and EMC. Due to EESA, ARRA and the Interim Final Rules, the CEO, CFO and EVP-CA are not eligible to receive long-term equity incentive compensation, and it will no longer be included as an element of their compensation. The long-term equity incentive compensation granted to the remainder of the NEOs and EMC will be in the form of restricted stock rather than time-based nonqualified stock options.
Annual Base Salary
The Company views a competitive annual base salary as an important factor in attracting and retaining executive talent. Annual base salaries also serve as the foundation for the annual bonus plan, which expresses an NEO’s bonus opportunity as a percentage of his or her annual base salary. Long-term equity incentive compensation is not directly linked to annual base salary. While annual base salary levels and potential increases are typically directly linked to executive performance, the Compensation Committee historically has considered the Company’s financial performance as the principal factor in evaluating proposed salary budgets and increases, and this was the same in 2009.
For 2010, the Compensation Committee requested the Consultant to provide a market analysis of the NEOs’ compensation packages, and to propose changes in light of the competitive position of the Company and applicable TARP restrictions. One of the recommendations provided by the Consultant and adopted by the Compensation Committee is the addition of a “salary share” component to the salaries of NEOs who are also included on the Company’s list of five MHCEs. Salary shares take the form of fully-vested shares of common stock, and are granted concurrently with the regular payments of cash salary. At each salary payment date, the employee is granted the right to a number of shares with a value on the payment date equal to the proportionate amount of the annual rate for the relevant pay period. To ensure the salary shares motivate the NEOs in the manner most beneficial to the Company and its stockholders, the Compensation Committee included an additional restriction on the transferability of the salary shares related to the payback of TARP funds. While the right to salary shares is fully vested when awarded, the salary shares only become transferable to the executive on a pro rata basis as the Company repays its obligations under TARP, in increments of no less than 25%.
The Board of Directors determines the base salary for the CEO after reviewing the Compensation Committee’s recommendations and analyses. The Compensation Committee determines the base salary for other members of the EMC (including the NEOs) after considering recommendations from the Consultant, input from the CEO regarding the performance of each member, and making its own assessments regarding individual performance, experience and other factors.
In 2007, the Compensation Committee targeted the CEO’s base salary at the median of the Company’s peer group at that time. At the CEO’s request, he did not receive a base salary increase in 2008 or 2009. The market analysis conducted by the Consultant for the Compensation Committee in 2009 revealed the CEO’s base salary, total cash and total direct compensation were all below the median of the market. Specifically, his annual base salary of $575,000 placed him in the 29th percentile of CEO base salaries in the Company’s Peer Group, and his total cash compensation was in the 34th percentile. For 2010, the Consultant proposed an increase in the CEO’s cash base salary to $650,000 and the issuance of salary shares in the amount of $650,000 during the period the Company continues to be a TARP recipient. The Consultant’s proposal would have placed the CEO’s total cash-like compensation at approximately the 75th percentile for the Peer Group. At the request of the CEO, the Compensation Committee reduced the value of salary shares to be granted to the CEO to $521,000. The Board approved the Compensation Committee’s recommendation of an annual cash salary of $650,000 and annual salary shares of $521,000 for the CEO in 2010.

Historically, the CEO recommends base salary increases for the other NEOs to the Compensation Committee based upon individual and Company performance. The Compensation Committee reviews the CEO’s recommendations and such other information that it deems appropriate. In 2007, the Company targeted the base salaries of the remaining NEOs at market median for comparable jobs based on market data provided by the Consultant at the time. In 2009, the Compensation Committee requested the Consultant to provide a competitive analysis of salary compensation for all of the Company’s NEOs. The Consultant’s analysis revealed that the NEOs’ salaries were below the market. As a result, the Consultant recommended the Compensation Committee increase salaries between 10-25% for the Company’s executives in 2010 in order to maintain a competitive pay level. Based upon the Consultant’s recommendation and general finding that the NEOs’ salaries were below the market median, the concurrence of the CEO, and the fact that a majority of the Company’s NEOs and EMC members had not received meaningful raises in their base salaries for two to three years, the Compensation Committee approved base salary increases of approximately 10% for all of the EMC members, including the NEOs.
In 2007, the CFO received a salary increase that placed him in the 70th percentile of the Consultant’s 2007 compensation data for the Company’s peer group at that time. The CEO did not recommend, and the CFO did not receive, a base salary increase in 2008 or 2009. The 2009 Peer Group data provided by the Consultant demonstrated the CFO’s base salary to be in the 42nd percentile and his total direct compensation to be in the 11th percentile of the Company’s Peer Group. For 2010, the Compensation Committee approved a 10% increase in the CFO’s cash base salary to $330,000 and the issuance of salary shares in the amount of $161,510. The increase will place the CFO’s total cash-like compensation under the median target of total cash compensation for CFOs in the Peer Group, and between the 50th and 75th percentile for actual total cash compensation for CFOs in the Peer Group.
The EVP-CA was not a NEO in 2007. In 2008, the CEO recommended, and the Compensation Committee approved, a base salary increase of 4.6% for the EVP-CA, which placed his base salary approximately 10% below the median for comparable positions based on the Consultant’s 2007 market data. During 2009, the EVP-CA received a $55,000 base salary increase in two parts: (1) a $15,000 increase due to the continuing success of the Torrey Pines Bank subsidiary despite the challenging market conditions; and (2) a $40,000 increase due to his increased responsibilities as the President and Chief Operating Officer at Bank of Nevada. The Peer Group data provided by the Consultant reflected the EVP-CA’s base salary to be in the 31st percentile of comparable executive positions, and his total direct compensation to be in the 26th percentile. For 2010, the Compensation Committee approved a 10.5% increase in the EVP-CA’s base salary to $315,000 and issuing him salary shares in the amount of $135,460. The increase will place the EVP-CA’s total cash-like compensation under the median target for total cash compensation of similarly situated executives in the Peer Group, and above the 75th percentile for actual total cash compensation for similarly situated executives.
In 2007, the CAO’s base salary was slightly above the 2007 median for comparable positions based on the Consultant’s market data. Based on the CEO’s recommendations, the CAO did not receive a base salary increase in 2008, and received a $5,000 base salary increase in 2009. In 2009, the Consultant informed the Compensation Committee that the CAO’s base salary was around the 36th percentile compared to the Peer Group. For 2010, the Compensation Committee approved a 10.7% increase in the CAO’s annual base salary to $310,000. The increase will place the CAO’s base salary in the median range for similarly situated executives in the Company’s Peer Group.

The EVP-NV was not a NEO in 2007. In 2008, the CEO recommended, and the Compensation Committee approved, a base salary increase of 20.5% for the EVP-NV, which placed his base salary slightly above the median for comparable positions based on the Consultant’s 2007 market data. The significant base salary increase for the EVP-NV also correlated to his assumption of greater responsibilities as the President and CEO of Bank of Nevada, the Company’s largest bank subsidiary. The CEO did not recommend a base salary increase for the EVP-NV in 2009. The Consultant’s 2009 market data placed the EVP-NV’s base salary at around the median for base salary, but in the 25th percentile for total direct compensation. For 2010, the Compensation Committee approved a 9.4% increase in the EVP-NV’s annual base salary to $290,000. The increase will place the EVP-NV’s base salary between the 50th and 75th percentile for similarly situated executives in the Company’s Peer Group.
Annual Bonus Plan
The Western Alliance Bancorporation Annual Bonus Plan (the “Annual Bonus Plan”) establishes the potential for an annual cash or equity award for the Company’s employees and EMC members, and is designed and intended to motivate and retain qualified employees. In 2009, the Company modified the payment structure of the Annual Bonus Plan for its five MHCEs to comply with EESA, ARRA, and the Interim Final Rules. Historically, the Annual Bonus Plan was the annual cash incentive compensation element for all of the Company’s NEOs. For 2009, only those NEOs who were eligible to receive Annual Bonus Plan payments in cash continued to do so. NEOs who were also MHCEs in either 2009 or 2010 received their Annual Bonus plan payments in long-term restricted stock, as allowed by 31 CFR §30.10(e). The 2009 Annual Bonus Plans for the Company and the Banks, including performance targets, were filed as exhibits to the Company’s Form 10-Q for the quarter ended June 30, 2009.
The Annual Bonus Plan calls for incentive compensation to be paid to all eligible employees based on the Company’s annual financial performance relative to pre-established targets for key financial metrics, and on a subjective quality control assessment by the CEO, which is subject to Compensation Committee review and approval. The Company sets the incentive plan targets to be “stretch” goals, which most of the Company’s business units performing to plan should be able to achieve. The threshold is set to reward achieving the majority of expectations and the upside opportunity requires superior results.
Each fiscal year the Compensation Committee approves an incentive matrix that details the relationship between performance on the financial metrics and bonus payout as a percent of target. The Compensation Committee approves a range of bonus payout percentages that apply depending on the whether the Company meets, exceeds or falls short of the approved goal. The incentive matrix establishes both thresholds (minimum acceptable performance levels to generate a payout) and target performance levels for each metric based on the degree of difficulty in achieving the Company’s goals. The incentive matrix outlines a minimum level of performance below which no bonus will be paid and the relationship among the metrics that will generate payouts at or above target.
For the CEO, CFO and CAO, the 2009 bonus was determined based on the following Company-wide criteria and weighting factors:

• Earnings Per Share	35%
• Organic Deposit Growth	35%
• Quality Control	30%
These metrics, and the weight placed on each of them, reflect the Company’s combined goals of increasing shareholder value while maintaining safety and soundness in turbulent times. Increased weighting for deposits and quality control reflect the Company’s emphasis on ensuring liquidity and high-quality business practices. The Compensation Committee reviews the weighting of each component of the Annual Bonus Plan on an annual basis to ensure the bonus plan properly reflects the Company’s current goals and priorities.

In 2009, the Company’s earnings per share target was $0.30. The Company’s 2009 target for deposit growth was $488 million. The Company reported an actual loss per share and deposit growth of $1 billion. With respect to the quality control criterion, the 30% is measured pursuant to the Company’s performance in regulatory exams (weighted at 10%), internal audits (weighted at 10%) and overall credit quality (weighted at 10%). A summary of the applicable factors, the weight given to each factor, the target for each factor, the Company’s performance for each factor, the resulting weighted percent used in determining bonuses payable pursuant to the Company’s 2009 Annual Bonus Plan is provided below.

Weight	Factor	Target	Actual	Weighted Percent
35%	Earnings Per Share	$0.30	Loss Per Share	0%
35%	Organic Deposit Growth	$488 million	$1 billion	53%
30%	Quality Control	Subjective	Subjective	0%
			Total % of Target Bonus Available	53%
Because they serve as chief executive officers of the Company’s Bank of Nevada (“BON”) and Torrey Pines Bank (“TPB”) subsidiaries, respectively, the 2009 bonus payouts for the EVP-NV and EVP-CA were based primarily on the performance of their operating units. For 2009, the following criteria and weighting factors applied to these officers:

• Earnings Per Share (Company)	10%
• Net Income (Subsidiary)	25%
• Organic Deposit Growth (Subsidiary)	35%
• Quality Control (Subsidiary)	30%
The 2009 earnings per share targets for BON and TPB were identical to that of the Company. The Company includes net income as a component of its subsidiary banks’ bonus plans because net income is a direct measure of each unit’s financial performance over which executive officers of the unit have significant control on a year-to-year basis. BON’s 2009 target for net income was $20 million, and its target for deposit growth was $200 million. TPB’s 2009 target for net income was $7 million, and its target for deposit growth was $140 million. A summary of the applicable factors, the weight given to each factor, the target for each factor, the affiliates’ performance for each factor, the resulting weighted percent used in determining bonuses payable pursuant to the Company’s 2009 Annual Bonus Plan is provided below.
Bank of Nevada

Weight	Factor	Target	Actual	Weighted Percent
10%	Earnings Per Share	$0.30	Loss Per Share	0%
25%	Net Income	$20 million	Net Loss	0%
35%	Organic Deposit Growth	$200 million	$477.4 million	53%
30%	Quality Control	Subjective	Subjective	0%
			Total % of Target Bonus Available	53%
Torrey Pines Bank

Weight	Factor	Target	Actual	Weighted Percent
10%	Earnings Per Share	$0.30	Loss Per Share	0%
25%	Net Income	$7 million	$7.1 million	26%
35%	Organic Deposit Growth	$140 million	$134 million	34%
30%	Quality Control	Subjective	Subjective	10%
			Total % of Target Bonus Available	70%

For 2010, the Compensation Committee approved adjusting the above weighting factors by reducing deposit growth to 15% and quality control to 10%. Overall credit quality will be included as a separate weighting factor of 30%, and will be removed as a sub-component of quality control. Organic loan growth will also be an added factor weighed at 15%. For both the Company and the Banks, the final 30% of the Annual Bonus will be calculated based on ROA growth (pre-tax, pre-provision, pre-security and pre-REO). In summary, the following criteria and weighting factors will apply to NEOs in 2010:

• Organic Deposit Growth	15%
• Organic Loan Growth	15%
• ROA	30%
• Credit Quality	30%
• Quality Control	10%
The 2010 Annual Bonus Plans for the Company and the Banks, including performance targets, are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
Annual incentive compensation targets under the Annual Bonus Plan are expressed as a percentage of annual base salary. The 2009 target bonus for the CEO was 100% of his annual base salary. For all other the NEOs the target bonus was 50% of their annual salary. As discussed above, NEOs who were also MHCEs in either 2009 or 2010 received their Annual Bonus Plan payments in long-term restricted stock, and the Company limited the value of the grant to no more than one-third of the NEO’s annual compensation, as allowed by 31 CFR §30.10(e). NEO bonuses for 2009 were awarded in January 2010 (for long-term restricted stock) or paid in February 2010 (for cash-based bonuses) and are set forth in the Summary Compensation Table and Grants of Plan Based Awards Table appearing at pages 37 and 39 below. Although the Company and BON achieved more than double their organic deposit growth goals for 2009, the Compensation Committee decided, in consultation with the CEO, that insufficient progress was made with respect to the other annual bonus factors to approve the maximum payout available under the Annual Bonus Plan. Therefore, the Compensation Committee approved paying Company and Bank of Nevada employees, including the CEO, CFO, CAO and EVP-NV, 10% of the annual incentive compensation targets in recognition of the outstanding increase in deposits during 2009. On the other hand, TPB achieved 70% of its overall bonus goals after adjustments for certain new business initiatives, and recorded positive net income for the year. Based on TPB’s performance, the Compensation Committee approved the maximum payout available under the Annual Bonus Plan for TPB employees; however, due to the overall performance of the Company, the EVP-CA’s annual incentive compensation was adjusted downward to 51%. To summarize, for each NEO, the chart below provides: (i) the target bonus opportunity as a percentage of base salary paid during the year, (ii) the actual bonus earned, and (iii) the earned bonus as a percentage of the target.

	Target Bonus (as a Percent	2009 Bonus	2009 Bonus Earning (as a
Name	of Base Salary)	Earned	Percent of Target Bonus)
CEO	100%	$57,500	10%
CFO	50%	$15,000	10%
EVP-CA	50%	$72,815	51%
CAO	50%	$14,000	10%
EVP-NV	50%	$13,250	10%
Long-Term Equity Incentive Compensation
The Company considers long-term equity incentive compensation (“LTI”) critical to the alignment of executive compensation with stockholder value creation and an integral part of the Company’s overall executive compensation program. In 2006, the Company changed its approach to providing LTI by offering stock options only to the EMC members, which includes all of the NEOs, and instead granting shares of restricted stock to all other eligible officers. Prior to 2006, the Company’s LTI plan included stock options for all eligible officers. At the time of the decision, we believed stock options provide a greater opportunity for a senior officer to grow his or her net worth in line with corporate performance, while restricted shares support the Company’s goal of providing less senior officers with an ownership position in the Company and encouraging their long-term retention. These changes were made both to align LTI levels with the Company’s overall compensation philosophy and to provide participants with programs that are more consistent with their level of impact on the Company’s business.

In 2009, the Compensation Committee viewed nonqualified stock option grants as an important link between management wealth accumulation and stockholder value creation because the value that may be earned through stock options is dependent upon an increase in the value of the Company’s stock price. In addition, because options vest in equal increments over four years, the Company believes that these grants also promote retention of our EMC members. Pursuant to our equity plan, stock options may not be granted at less than 100% of fair market value on the date of grant. Fair market value is determined as the closing price of the Company’s common stock on the grant date.
The Compensation Committee approves annual option grants at its January meeting, except with respect to the CEO, whose annual grant generally is approved by the Board of Directors at its January meeting. The grant date for the annual stock option grant generally is set during the week after the Company issues its earnings release for the prior fiscal year. Setting the grant date subsequent to the earnings release ensures that the pricing of options does not take advantage of nonpublic information by allowing time for the market to react to the information contained in the release.
In January 2009, the CEO recommended to the Compensation Committee that the NEOs receive stock option grants in the following amounts: 30,000 shares for the CFO; and 20,000 shares for each of the CAO, EVP-NV, and EVP-CA. The Compensation Committee reviewed and approved stock option grants in the recommended amounts because the stock options encourage the Company’s EMC members to participate in growing the long-term value of the Company. The Compensation Committee recommended to the Board of Directors that the CEO receive a stock option grant in the amount of 100,000 shares, which the Board approved because stock options are a significant component of the CEO’s compensation and have value only to the extent that our stock price increases over the level at the time of the grant. The increase in stock options awarded to the NEOs in 2009 compared to those awarded in 2008 reflected both the desire to retain these executive officers and the reality that most of the stock options awarded in previous years are not properly aligning the NEO’s interests with those of our stockholders.
For 2010, the Compensation Committee asked the Consultant to review the LTI component of the Company’s compensation structure and to make recommendations based on the Company’s Peer Group, the Compensation Committee’s goal of developing a fair and equitable compensation structure, and the Consultant’s expertise. The Consultant’s Peer Group analysis revealed the Company’s LTI to be significantly below the market median, with the NEOs’ average long-term equity incentive compensation in the 18th percentile. Based upon its market analysis and the need for the Company to retain senior executives in order to stay competitive, the Consultant recommended the Compensation Committee adjust the Company’s LTI to a competitive level for EMC members, resulting in a significant upward adjustment. The Compensation Committee agreed that for those members of the EMC not constrained by TARP limitations on executive compensation, the Committee would move LTI to a competitive level for purposes of the 2010 annual grant.
During its evaluation of LTI for 2010, the Compensation Committee expressed concern related to the potential burn rate and dilution related to option-based awards due to the Company’s share price. The Compensation Committee determined that the most effective way to protect stockholders and incent executives would be to grant long-term restricted stock to members of the EMC. The Compensation Committee advised management to inform members of the EMC that the number of shares awarded in 2010 was due to a deliberate decision to increase the LTI component of executive pay packages; however, the number of shares granted would not represent the number of shares executives should expect to see in the future. For its 2010 LTI grant, the Compensation Committee approved awards of restricted stock for all EMC members, with the exception of the CEO, CFO and EVP-CA. The CAO and EVP-NV each received a grant of 26,000 shares of restricted stock. Half of the restricted stock granted to the EMC in 2010 vests two years from its grant date, and the remainder vests three years from the grant date. According to the Peer Group data provided by the Consultant, the value of the 2010 restricted stock grant moves the CAO from the 11th percentile in LTI to between the 25th and 50th percentile, and moves the EVP-NV from the 13th percentile to just under the median.

Benefits and Perquisites
The Company offers executives the same basic benefit plans that are available to all full time employees (e.g., our 401(k) Plan, group insurance plans for medical, dental, vision care and prescription drug coverage, basic life insurance, long term disability coverage, holidays, vacation, etc.), plus voluntary benefits that an executive may select (e.g., supplemental life insurance). The overall benefits philosophy is to focus on the provision of core benefits, with executives able to use their cash compensation to obtain such other benefits as they individually determine to be appropriate for their situations.
In 2009, perquisites for NEOs were minimal and were limited to business related functions and responsibilities. The Company believes in a compensation philosophy that deemphasizes benefits and perquisites for NEOs in favor of a leveraged compensation philosophy described above. The Company did relocate its Finance Department, including its CFO, to Phoenix, Arizona from Las Vegas, Nevada, in mid-2009. In connection with this relocation the Company agreed to pay the CFO’s housing expenses in Phoenix for a limited period of time.
Non-Qualified Deferred Compensation Plan
NEOs may voluntarily defer cash compensation as part of the Company’s Restoration Plan (defined below). The plan was adopted in order to allow the EMC members to defer a portion of their compensation because they face statutory limits under the Company’s 401(k) Plan. We believe the plan is a cost-effective method of providing a market-competitive benefit to the NEOs. For more information on the Restoration Plan, including amounts deferred by the NEOs in 2009, see the Deferred Compensation Plan table and accompanying narrative below.
Equity Compensation Plan Information
The following table provides information as of December 31, 2009, regarding outstanding options and shares reserved for issuance under the Company’s equity compensation plans.

Weighted-average
	Number of shares to be	exercise price of	Number of shares
	issued upon exercise of	outstanding	remaining available for
	outstanding options,	options, warrants	future issuance under
Plan Category	warrants and rights	and rights ($)	equity compensation plans

Equity compensation plans approved by security holders (1)	4,256,422	13.21	2,137,109

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,256,422	13.21	2,137,109

(1)	Reflects awards issued under our 2005 Stock Incentive Plan.
Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s CEO and three highest paid executive officers, other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based,” as defined in Section 162(m). In addition, Section 162(m)(5) of the Code limits financial institutions that participated in the Treasury’s Capital Purchase Program from tax deductions for any NEO’s compensation greater than $500,000 during any applicable taxable year. The Compensation Committee believes that it is generally in the Company’s interest to structure compensation to come within the Section 162(m) deductibility limits. The Compensation Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in the best interests of the Company, but which may not qualify for tax deductibility under Section 162(m). The Compensation Committee considered the impact of the caps on the deductibility of compensation imposed by Code Section 162(m) in its design of executive compensation programs.

Furthermore, the Compensation Committee considered other tax and accounting provisions in developing the pay programs for the Company’s NEOs. These included special rules applicable to nonqualified deferred compensation arrangements under Code Section 409A and the accounting treatment of various types of equity-based compensation under FASB ASC Topic 718, as well as the overall income tax rules applicable to various forms of compensation. While the Company attempted to compensate executives in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately reward executives for the achievement of short- and long-term performance goals.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into our Annual Report on Form 10-K.
Evaluation of Company Compensation Plans and Risk
On January 20, 2009, the Compensation Committee met with the Company’s Director of Risk Management, CFO and Corporate Counsel to discuss the incentive compensation arrangements for NEOs and determine whether such arrangements encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company. The Director of Risk Management provided the Compensation Committee an overview of the credit, market, liquidity, operational, legal and reputational risks currently facing the Company; and presented the Compensation Committee with a risk level assessment for each of the Company’s core business and resource management processes. The CFO discussed his view of the long-term and short-term risks, including loan risks, facing the Company.
The Compensation Committee determined that the long-term equity incentive component of compensation does not encourage unnecessary or excessive risk with the potential to threaten the value of the Company, nor does it encourage behavior focused on short-term results rather than long-term value creation, because stock options are priced pursuant to the fair market value on the date of the award, and vest over a period of four years. Therefore, the price per share of Company stock must increase over a full four year period in order for an NEO to realize the full benefit of a stock option award. The Compensation Committee determined that such long term equity rewards encourage NEOs to take actions that support the Company’s sustainable growth and profitability, and do not reward unnecessary and excessive risk-taking or short-term results.
The Compensation Committee determined that the annual bonus plan is the only incentive compensation arrangement with the potential to threaten the value of the Company by encouraging unnecessary and excessive risk taking by NEOs. The Compensation Committee then discussed its efforts to mitigate that risk, such as making yearly adjustments to the weighting factors used to calculate annual bonuses, as discussed in the Annual Bonus Plan section beginning on page 30. The weighting given to quality control includes an assessment of the Company’s performance in regulatory exams, internal audits and overall credit quality. The Compensation Committee intended for such a component to encourage NEOs and other Company employees to concentrate on strengthening their performance in ways that result in satisfactory regulatory exams and internal audits, increasing capital, improving liquidity and asset quality for the Company. Therefore, pursuant to its review of the NEO compensation arrangements with the Company’s senior risk officers, the Compensation Committee determined that the annual bonus plan as implemented and monitored does not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company, nor does it encourage behavior focused on short-term results rather than long-term value creation.

On August 27, 2009, and February 26, 2010, the Compensation Committee met again with the Company’s Director of Risk Management, CFO, Corporate Counsel and Chief Credit Officer (the CCO attended only the February meeting) to discuss, evaluate and review all of the Company’s employee compensation plans. The senior risk officers and Compensation Committee identified the incentive plans as the only compensation plans with the potential to pose risks to the Company. As discussed above, the risks related to the Annual Bonus Plan are limited by making annual adjustments to the weighting factors used to calculate annual bonuses. Another large incentive compensation plan utilized by the Company is the New Business Incentive Plan (“NBIP”). All employees of the Company at the level of Senior Vice President or below are eligible to participate in the NBIP. The risks posed by the NBIP include ensuring the Company’s asset quality, capital adequacy or liquidity do not deteriorate due to the new business developed for purposes of receiving an incentive payment. The Company’s credit administration process is the primary method to ensure asset quality. There are policies and parameters within each bank to distribute loans among different loan types, and not to allow loan concentrations to fall too heavily within one category. The Compensation Committee added a guiding principle to the NBIP stating the plan’s goal is to add quality loans that are properly priced to the Company’s portfolio. The Company’s capital adequacy and liquidity are managed pursuant to the Company’s capital plan, and management regularly monitors the NBIP and other incentive compensation arrangements to determine their impact on the Company. If trends begin to indicate that any incentive plan may result in unintended risk to the Company, the Annual Bonus Plan, NBIP and other employee compensation plans allow for changes to be made to the plans at the discretion of the Company.
In the review of all the employee compensation plans, the Compensation Committee and senior risk officers identified customers’ credit risks as the primary risk associated with those incentive plans. The senior risk officers and Compensation Committee reviewed several methods by which risks are limited, including an independent credit assessment process by credit administration employees who are not eligible for compensation pursuant to the various sales incentive plans. Although it was already incorporated into several plans, the Compensation Committee also revised several incentive plans to include a “clawback” feature. The clawback components ensure that employees are focused on bringing in business that is good for the long-term value of the Company rather than encouraging behavior that is focused on short-term results. The Compensation Committee also discussed the structure of the accounting and finance departments of the Company with the senior risk officers to ensure that employee compensation plans could not result in a manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.
Based on a review of the compensation plans, an evaluation of the amount of payments made and the number of employees eligible for each plan, and discussions with the Company’s senior risk officers regarding the potential risks and how those risks are limited for each plan, the Compensation Committee determined that none of the Company’s incentive compensation plans pose a material risk to the Company. Furthermore, the Compensation Committee found that incentive payments over time and clawback provisions encourage employees to focus on long-term value creation rather than short-term results. Finally, the Company’s separate accounting and finance departments review incentive compensation payments and financial reporting of the affiliate banks to ensure that employee compensation plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

The Compensation Committee certifies that:
(1)
It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee
Donald D. Snyder (Chairman)
James E. Nave, D.V.M
Todd Marshall
Kenneth A. Vecchione
Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of the NEOs in each of the past three fiscal years in which each was an NEO. The column entitled “salary” discloses the amount of base salary paid to each named executive officer during the year, including amounts paid by the Company’s subsidiaries. The columns entitled “Stock Awards” and “Option Awards” disclose the fair value of an award of stock or options measured in dollars and calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures
The column entitled “Non-Equity Incentive Plan Compensation” discloses payments made under the Western Alliance Bancorporation Annual Bonus Plan. No bonus was paid to a named executive officer except as part of this plan.

					Non-Equity
			Stock		Incentive Plan
Name and			Awards	Option Awards	Compensation	All Other
Principal Position	Year	Salary ($)(1)	($)(2)	($)(3)	($)(4)	Compensation ($) (5)	Total ($)
Robert Sarver	2009	597,141	57,500	362,000	0	26,028	1,042,669
Chairman and Chief	2008	563,942	0	295,200	0	27,010	939,602
Executive Officer	2007	572,307	0	571,539	57,500	27,984	915,010

Dale Gibbons	2009	311,539	15,000	108,600	0	22,763	465,210
Executive Vice	2008	294,231	61,667	118,080	0	13,246	487,224
President and Chief	2007	295,692	0	228,616	15,000	13,819	553,127
Financial Officer

Gerald Cady (6)	2009	283,942	72,815	72,400	0	36,893	466,050
Chief Executive	2008	224,462	46,432	73,800	98,900	25,117	443,731
Officer of Torrey Pines Bank

Merrill Wall	2009	290,096	14,000	72,400	0	16,065	392,861
Executive Vice	2008	269,712	61,667	73,800	42,625	16,117	463,921
President and Chief	2007	273,385	0	142,885	13,750	8,748	438,768
Administrative Officer

Bruce Hendricks (7)	2009	275,192	0	72,400	13,250	16,666	377,508
Chief Executive	2008	254,885	23,216	98,400	19,875	12,993	409,369
Officer of Bank of Nevada

(1)	The amount of salary paid in 2009 reflects the fact that the Company had 27 pay dates during the 2009 calendar year.

(2)
For restricted stock, the FASB ASC Topic 718 fair value per share is equal to the closing price of the Company’s stock on the date of grant. Pursuant to applicable TARP restrictions, for 2009 the CEO, CFO and EVP-CA received long-term restricted stock in lieu of performance-based bonuses they would have received under the Company’s Non-Equity Incentive Plan Compensation. In 2008, the Company made a restricted stock award for each of the NEOs, other than the CEO.

(3)
For stock options, the FASB ASC Topic 718 fair value per share is based on certain assumptions that are explained in notes 1 and 12 to our financial statements, which are included in our Annual Report on Form 10-K.

(4)	The Non-Equity Incentive Plan Compensation is fully payable in 2009, and may not be deferred at the election of the NEO.

(5)
Components of the All Other Compensation column include premiums paid by the Company in 2009 with respect to life insurance for the benefit of the NEOs, and matching contributions made by the Company in 2009 to the NEOs’ health savings accounts, 401(k) Plan, and/or the Restoration Plan, and perquisites.

	Insurance	Matching
Name	Premiums ($)	Contributions ($) (a)	Perquisites ($)		Total ($)
Mr. Sarver	8,715	17,313			26,028
Mr. Gibbons	4,573	8,446	17,052	(b)	22,763
Mr. Cady	8,715	8,138	20,340	(c)	36,893
Mr. Wall	8,715	7,650			16,065
Mr. Hendricks	7,380	6,130	3,156	(d)	16,666

(a)
Pursuant to our 401(k) Plan, the Company matches 50% of the executive’s first 6% of compensation contributed to the plan. Each executive is fully vested in his contributions. Earnings are calculated based on employees’ election of investments, and distributions are made at the normal retirement date, termination of employment, disability or death. For information on the Company’s contributions to the Restoration Plan, see the Nonqualified Deferred Compensation Table and accompanying narrative below. The Company also matches the first $300 contributed to an employee’s health savings account when they participate in the Company’s high-deductible health care plan.

(b)	Represents amounts paid by the Company on behalf of Mr. Gibbons for his housing expenses in Phoenix, Arizona in 2009.

(c)	Represents amounts paid by Torrey Pines Bank on behalf of Mr. Cady for his car allowance and business related country club membership.

(d)	Represents amounts paid by Bank of Nevada on behalf of Mr. Hendricks for his car allowance and business related country club membership.

(6)	Mr. Cady was not a NEO in 2007.

(7)	Mr. Hendricks was not a NEO in 2007.

Grants of Plan-Based Awards During 2009
The following table contains information about estimated payouts under non-equity incentive plans and option and restricted stock awards made to each named executive officer during 2009. The threshold, target and maximum columns reflect the range of estimated payouts under the Western Alliance Bancorporation Annual Bonus Plan. These columns show the range of payouts targeted for 2009 performance under the Annual Bonus Plan, as described in the section titled “Annual Bonus Plan” in the Compensation Discussion and Analysis. The actual 2009 bonus payment for 2009 performance is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
The 6th and 7th columns report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. The 8th column reports the aggregate FASB ASC Topic 718 value of all awards made in 2009. The values reported here are not apportioned over the service or vesting period. The stock options granted to the NEOs in 2009 have seven-year terms and vest in equal increments on each of the first, second, third and fourth anniversaries of the date of the grant. Stock options have no express performance criteria other than continued employment. However, options have an implicit performance criterion because they have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

							All Other
							Stock	Options	Exercise
							Awards:	Awards:	or Base
							Number of	Number of	Price of	Grant Date
		Estimated Possible Payouts Under					Shares of	Securities	Option	Fair
	Grant	Non-Equity Incentive Plan Awards ($)					Stock or	Underlying	Awards	Value of
Name	Date	Threshold	Target		Maximum		Units (#)	Options (#)	($/Share)	Awards ($)
Robert Sarver	1/30/09	57,500	468,500	(1)	468,500		0	100,000	7.61	362,000

Dale Gibbons	1/30/09	15,000	204,300	(1)	204,300		0	30,000	7.61	108,600

Gary Cady	1/30/09	12,250	122,500		178,700	(1)	0	20,000	7.61	72,400

Merrill Wall	1/30/09	14,000	140,000		176,200	(1)	0	20,000	7.61	72,400

Bruce Hendricks	1/30/09	13,250	132,500		198,750		0	20,000	7.61	72,400

(1)
Pursuant to the Interim Final Rules, the Company must prohibit the payment or accrual of any bonus payment or accrual during the TARP period to the Company’s five MHCEs, except the Company may award long-term restricted stock to MHCEs provided the value of the grant not exceed one third of the employee’s annual compensation for that fiscal year.

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options and restricted stock awards that have not vested as of December 31, 2009. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award. For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our stock at December 31, 2009 ($3.78), by the number of shares of unvested stock. Beginning in January 2006, options granted to NEOs have seven-year terms. Options granted prior to that time had ten-year terms.

	Option Awards				Stock Awards (2)
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares or		of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock		Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	that Have Not		that Have Not
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (#)		Vested ($)
Robert Sarver	65,000	0	12.00	10/27/14	0		0
	26,250	8,750	29.00	1/17/13
	25,000	25,000	34.80	1/23/14
	15,000	45,000	15.90	1/23/15
	0	100,000	7.61	1/30/16

Dale Gibbons	45,000	0	7.03	5/29/13	4,250		16,065
	15,200	3,800	16.50	1/25/15
	11,250	3,750	29.00	1/17/13
	10,000	10,000	34.80	1/23/14
	6,000	18,000	15.90	1/23/15
	0	30,000	7.61	1/30/16

Gary Cady	30,000	0	7.03	10/24/12	3,200		12,096
	5,200	1,300	16.50	1/25/15
	5,625	1,875	29.00	1/17/13
	6,250	6,250	34.80	1/23/14
	3,750	12,250	15.90	1/23/15
	0	20,000	7.61	1/30/16

Merrill Wall	45,000	30,000	16.50	1/25/15	4,250		16,065
	7,500	2,500	29.00	1/17/13	16,200	(3)	61,236
	6,250	6,250	34.80	1/23/14
	3,750	11,250	15.90	1/23/15
	0	20,000	7.61	1/30/16

Bruce Hendricks	10,500	0	3.79	3/31/10	750		2,835
	11,250	0	6.33	9/26/11	4,000		15,120
	37,500	0	7.03	10/24/12	1,600		6,048
	4,000	1,000	16.50	1/25/15
	6,250	6,250	34.80	1/23/14
	5,000	15,000	15.90	1/23/15
	0	20,000	7.61	1/30/16

(1)
The options shown with an expiration date of January 17, 2013, January 23, 2014, January 23, 2015, and January 30, 2016 were granted on January 17, 2006, January 23, 2007, January 23, 2008, and January 30, 2009 respectively, and have a seven-year term, vesting in equal 25% increments on the first, second, third and fourth anniversaries of the grant date. All other options have ten-year terms and vest in equal 20% increments on the first, second, third, fourth and fifth anniversaries of the grant date.

(2)
Reflects restricted stock granted to the Company’s EMC members in 2008, including each of the NEOs (other than the CEO), which vests in full three years from the date of the grant and only if the EMC member is employed by the Company on the vesting date.

(3)
27,000 shares were granted to Mr. Wall as a one-time inducement grant upon his hire in 2005. They will vest at a rate of 20% per year over five years, so long as Mr. Wall remains employed at the Company. Dividends, if any, will be paid on both vested and unvested shares at the same rate as those declared on our outstanding common stock.

Options Exercised and Stock Vested in 2009
The following table provides information concerning exercises of stock options and the vesting of restricted stock during 2009 for each of the NEOs on an aggregated basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options (i.e., the market price on the exercise date, less the exercise price); the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock. For stock that vested in 2009, the aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of our common shares on the vesting date.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercises ($)	Acquired on Vesting (#)	Vesting ($) (1)

Robert Sarver	0	N/A	0	N/A

Dale Gibbons	0	N/A	0	N/A

Gary Cady	0	N/A	0	N/A

Merrill Wall	0	N/A	5,400	76,140

Bruce Hendricks	0	N/A	750	10,043

(1)	Amounts reflect the closing market value of the stock on the day the stock vested.
Nonqualified Deferred Compensation in 2009
The Company sponsors the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (the “Restoration Plan”), a deferred compensation plan available only to members of the EMC. The Restoration Plan became effective in 2006. Under the 401(k) Plan, there is a statutory limit on the amount of compensation that can be taken into consideration in determining participant contributions and the Company’s matching contributions. The Restoration Plan allows participants to contribute 6% of their base salary and bonus compensation payable under the Annual Bonus Plan, without regard to the statutory compensation limit, but offset by participant contributions actually made under the 401(k) Plan. The Company makes matching contributions of 50% of the deferred amount up to 3% of all compensation as offset by the amount of matching contribution made on the participant’s behalf under the 401(k) Plan.

The following table provides information with respect to the Restoration Plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. The column “Executive Contributions in 2009” indicates the aggregate amount contributed to such plans by each NEO during 2009. In 2009, no NEO received preferential or above-market earnings on deferred compensation, and no withdrawals or distributions were made.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
Name	in 2009 ($)(1)	in 2009 ($)(2)	in 2009 ($)	at 12/31/09 ($)(3)

Robert Sarver	19,329	9,663	7,423	194,685

Dale Gibbons	2,192	1,096	1,230	31,622

Gary Cady	977	488	224	6,663

Merrill Wall	0	0	708	16,526

Bruce Hendricks	0	0	0	0

(1)	Amounts in this column are included in the Summary Compensation Table in the Salary column.

(2)	Amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column, and as a portion of the Matching Contributions column in footnote (2) to that table.

(3)
Amounts in this column include the following amounts which we also report in the 2009 Summary Compensation Table or in any prior year: Mr. Sarver — $167,935; Mr. Gibbons — $28,399; Mr. Wall — $15,818; Mr. Hendricks — $0; and Mr. Cady — $45,461.

Potential Payments Upon Termination or Change in Control
The Company does not have employment, change of control, severance or similar agreements or arrangements with any of its NEOs. The applicable award agreements under our 2005 Stock Incentive Plan provide that unvested stock options and restricted stock grants are forfeited immediately upon termination of employment for any reason. The stock option award agreements further provide that, if a recipient dies or his or her employment is terminated due to disability, all vested options must be exercised within 12 months after the date of death or termination. The award agreements further provide that, and if a recipient’s employment is terminated for any other reason (except termination for cause), he or she has 90 days from the date of termination to exercise all vested stock options. All of the Company’s award, employment, change of control, severance or similar agreements with its employees may be impeded by TARP restrictions on golden parachutes.
The 2005 Stock Incentive Plan provides for the treatment of outstanding options and shares of restricted stock upon the occurrence of a “Corporate Transaction,” which is defined as:
•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

•	a sale of all or substantially all of the assets of the Company to another person or entity; or

•
any transaction, including a merger or reorganization, in which the Company is the surviving entity, which results in any person or entity other than persons who are stockholders or affiliates immediately prior to the transaction owning 50% or more of the combined voting power of all classes of stock of the Company.

In the event of a Corporate Transaction, unless the successor entity or a parent or subsidiary thereof has agreed in writing to assume or continue the Company’s outstanding stock options and restricted stock awards or to substitute new awards to replace such outstanding awards of the Company, then the outstanding stock options and restricted stock awards will vest in full, and the Board of Directors may elect, in its sole discretion, either to provide that all stock options will be exercisable for a period of 15 days prior to, and contingent upon, the consummation of the Corporate Transaction or to cancel any outstanding options and restricted stock and pay, or cause to be paid, to the holder an amount in cash or securities having a value:
•	in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of the Company’s common stock in connection with the Corporate Transaction, or

•
in the case of options, equal to the product of the number of shares of common stock subject to the option multiplied by the amount, if any, by which the formula or fixed price per share paid to holders pursuant to the Corporate Transaction exceeds the exercise price of the option.

Assuming a December 31, 2009 Corporate Transaction, and assuming acceleration in full of the vesting of all outstanding stock options and restricted stock awards in accordance with the terms of the 2005 Stock Incentive Plan, the value of all stock options and restricted stock awards held by each NEO that would vest in full would be as follows:

Name	Value of Stock Options ($) (1)	Value of Restricted Shares ($)(2)	Total ($)

Robert Sarver	0	0	0

Dale Gibbons	0	16,065	16,065

Gary Cady	0	12,096	12,096

Merrill Wall	0	56,889	56,889

Bruce Hendricks	0	16,443	16,443

(1)
The value of stock options is determined for each share subject to an option whose vesting would be accelerated by a December 31, 2009 Corporate Transaction by the excess of our common stock’s closing market price per share of $3.78 on December 31, 2009 and the option’s exercise price per share. The zero values set forth in the table reflect the fact that all of the NEOs stock options that were in the money as of December 31, 2009, are also fully vested.

(2)	The value of each share of restricted stock subject to accelerated vesting is equal to our common stock’s closing market price per share of $3.78 on December 31, 2009.
In addition, pursuant to indemnification agreements entered into by the Company with certain of its directors and executive officers, in the event of a change of control of the Company, an independent party will be appointed to determine the rights and obligations of the indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent. For more information regarding the indemnification agreements, see “Employment, Noncompetition and Indemnification Agreements” on page 44.
Under the Company’s Restoration Plan, the Company’s matching contribution in the executive’s account (and all earnings thereon) will become 100% vested immediately (if not already vested): (1) upon a change in control of the Company, or (2) on the date the executive reaches age 65, the date of his disability, or the date he dies, if the executive is employed by the Company on any such date.
Assuming a change in control or other vesting event occurred on December 31, 2009, the vesting benefit pursuant to the Restoration Plan to each NEO would be $0 for Mr. Sarver, $180,583 for Mr. Gibbons, $151,855 for Mr. Wall, $267,092 for Mr. Hendricks, and $124,088 for Mr. Cady.

Employment, Noncompetition and Indemnification Agreements
Employment Agreements
As discussed above, the Company has not entered into employment agreements with any of its NEOs.
Noncompetition Agreements
On July 31, 2002, the Company entered into Noncompetition Agreements with Messrs. Lundy, Sarver, and Snyder. The agreements are enforceable while each such person is employed by the Company as a senior executive or is a member of its Board of Directors and for two years following the conclusion of such service. Each agreement provides that, other than with the Company, the individual will refrain from (a) engaging in the business of banking, either directly or indirectly, or from having an interest in the business of banking, in any state in which the Company engages in the business of banking; (b) soliciting any person then employed by the Company for employment with another entity engaged in the business of banking; or (c) diverting or attempting to divert from the Company any business of any kind in which the Company is engaged. The agreement does not prohibit passive ownership in a company engaged in banking that is listed or traded on the NYSE, American Stock Exchange or NASDAQ, so long as such ownership does not exceed 5%. In the event of a breach or threatened breach, the Company is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to the Company under applicable law.
Indemnification Agreements
At the time of its IPO, the Company entered into Indemnification Agreements with Messrs. Boyd, Lundy, A. Marshall, Sarver, Snyder, and Froeschle, Drs. Nagy and Nave and Mses. Johnson and Mahan (the “indemnitees”). These agreements provide contractual assurance of the indemnification authorized and provided for by the Company’s articles of incorporation and bylaws and the manner of such indemnification, regardless of whether the Company’s articles or bylaws are amended or revoked, or whether the composition of the Board of Directors is changed or the Company is acquired. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. The Company’s bylaws include provisions for indemnification of its directors and officers to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.
The agreement provides for the payment, in whole or in part, of expenses, judgments, fines, penalties, or amounts paid in settlement related to a proceeding implicating an indemnitee if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to criminal proceedings, the person must have had no reason to believe the relevant conduct was unlawful in order to obtain indemnification. Each agreement also provides for instances in which the Company will advance funds to the indemnitee and a related mechanism by which the Company may be reimbursed for such advances if it is ultimately found not obligated to indemnify the indemnitee in whole or in part. Further, the Company has agreed to pay for all expenses incurred by an indemnitee in his or her attempt to enforce the indemnification terms of his or her agreement, any other agreement or law, the Company’s bylaws or its articles of incorporation. The Company has also agreed to pay for all expenses incurred by an indemnitee in his or her attempt to seek recovery under any officers’ or directors’ liability insurance policies, without regard to the indemnitee’s ultimate entitlement to any such benefits.

Each agreement to indemnify is subject to a number of qualifications. For example, it does not apply to any proceeding instituted by a bank regulatory agency that results in an order assessing civil monetary penalties or requiring payments to the Company or instituted by an indemnitee against the Company or its directors or officers without the Company’s consent. Further, the Company’s obligations are relieved should it be determined by a judge or other reviewing party that applicable law would not permit indemnification. The Company is entitled to assert that the indemnitee has not met the standards of conduct that make it permissible under the Nevada General Corporation Law for the Company to indemnify its directors and officers.
In the event of a change of control of the Company, each agreement provides for the appointing of an independent party to determine the rights and obligations of an indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent.
Certain Transactions
The Company and its banking subsidiaries have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors, officers, and principal stockholders of the Company and its subsidiaries (and their associates), including corporations, partnerships and other organizations in which such persons have an interest. See “Compensation Committee Interlocks and Insider Participation” on page 21 for more information on these banking transactions.
Certain Business Relationships
Robert Sarver, the Company’s President, Chairman and Chief Executive Officer, controls a limited partnership that holds certain commercial real estate in which Directors Hilton and T. Marshall are limited partners. This partnership is not related in any way to the Company’s operating or financial performance or the value of the Company’s shares. None of the directors, other than Mr. Sarver, is a managing or general partner in the limited partnership, nor do they have any other policy making role. Mr. Sarver also is the managing partner of the entity which owns the Phoenix Suns NBA basketball team. Director Hilton is a limited partner in the Phoenix Suns ownership group.
Mr. Sarver also serves as a director of Meritage Homes Corporation. Mr. Hilton is the chairman of the board and chief executive officer of Meritage.
Director Mack is currently a Managing Principal for Southwest Value Partners Enterprises, a private real estate investment firm in which Mr. Sarver holds a minority interest. None of SVP’s investments are related in any way to the Company’s operating or financial performance or the value of the Company’s shares. Mr. Sarver was an original founder and managing principal of SVP, but no longer serves in a managing or controlling capacity. Mr. Sarver is a member of SVP’s five person underwriting committee.
William S. Boyd, a director of the Company, was the chief executive officer of Boyd Gaming Corporation in 2007. Marianne Boyd Johnson, Mr. Boyd’s daughter, is a director of the Company and Boyd Gaming Corporation. Robert L. Boughner, a director of Bank of Nevada and Boyd Gaming Corporation, is the chief executive officer and president of the Echelon Resort, a Las Vegas casino and resort project that is owned by Boyd Gaming Corporation. Director Snyder was the president of Boyd Gaming Corporation from January 1997 until March 2005.
Policies and Procedures Regarding Transactions with Related Persons
In April 2008, the Board approved a Related Party Transactions Policy (the “Policy”) that can be found in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at 2700 West Sahara, Las Vegas, Nevada 89102, Attention: Corporate Secretary.

The Policy applies only to specific transactions or arrangements with so-called related parties, which includes the Company’s directors, executive officers, beneficial owners of 5% of more of the Company’s voting securities, related entities, and immediate family members of the foregoing. In general, under the Policy, unless the transaction falls within the category of a pre-approved transaction, every transaction involving a related party that is an amount greater than $10,000 must be reported to and approved an appropriate party. For transactions involving amounts equal to or lesser than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s CEO or Chairman of the Audit Committee, and with respect to related parties of the Banks, the Company’s CEO or the President of the applicable Bank. For transactions involving amounts greater than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s Board of Directors or the Audit or Corporate Governance Committee, and with respect to related parties of the Banks, the Board of Directors of the Bank.
In accordance with Federal Reserve Board Regulation O, each of the Company’s bank subsidiaries has adopted a formal policy governing any extensions of credit to any officer, director or significant shareholder of the bank or any affiliate. These policies require, among other things, that any such loan (1) be made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with unrelated persons, (2) not involve more than the normal risk of collectability or present other unfavorable features for the bank, and (3) be approved by a majority of the bank’s full board of directors, without the direct or indirect participation of the interested person. Any transactions between the Company and an officer or director of the Company (or any of its affiliates), or an immediate family member of such an officer or director, falling outside the scope of these formal policies must be conducted at arm’s length. Any consideration paid or received by the Company in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances.
INDEPENDENT AUDITORS
Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed McGladrey & Pullen, LLP to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending December 31, 2009, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. McGladrey & Pullen LLP has served as the independent auditor for the Company since 1994. Representatives of McGladrey & Pullen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the stockholders.
Fees and Services
The following table shows the aggregate fees billed to the Company for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP) for fiscal years 2009 and 2008:

	Fiscal Year 2009 ($)	Fiscal Year 2008 ($)
Audit Fees	902,000	949,000

Audit-Related Fees	38,000	47,000

Tax Fees	86,000	66,000

All Other Fees	144,000	121,000

Total	1,170,000	1,183,000

Audit Fees. Audit fees for 2009 include professional fees and costs associated with reviews of Registration Statements on Forms S-3 and S-8, related consents, and professional fees and costs associated with review of documents for a public offering. Audit fees for 2008 include professional fees and costs associated with reviews of Registration Statements on Form S-3, related consents, and professional fees and costs associated with review of documents for the private placement of securities. Audit fees for both years also include professional fees and costs associated with audits of Form 10-K and related items, and reviews of Forms 10-Q and related SAS 100 reviews.
Audit-Related Fees. Audit related fees include audits of an employee benefit plan and services relating to various accounting and reporting matters.
Tax Fees. Tax fees include review of tax estimates and various tax consulting services. In addition, tax fees include preparation of final tax returns for acquired entities.
All Other Fees. All other fees include regulatory compliance services.
The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc. in 2009 and the proposed non-audit-related services and fees for 2010 and determined that such services and fees are compatible with the independence of McGladrey & Pullen, LLP.
Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy or involves de minimis fees, the service will require specific approval by the Audit Committee. The Audit Committee may delegate to its Chairman the authority to pre-approve services of the independent auditors, provided that the Chairman must report any such approvals to the full Audit Committee at its next scheduled meeting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth as of the Record Date, February 26, 2010, the record and beneficial ownership of the Company’s common stock by persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company’s common stock, except as set forth below.

	Shares of Common
	Stock Beneficially	Percentage of
Beneficial Owner	Owned	Class (3)
NQW Investment Management Company, LLC (1)	6,987,117	9.6
T. Rowe Price Associates (2)	6,667,478	9.1

(1)
Based on a Schedule 13G filed by NQW Investment Management Company, LLC (“NQW”) on February 12, 2010, NQW has sole voting power with respect to 6,223,005 shares of the Company’s common stock, and has sole dispositive power with respect to 6,987,117 shares of the Company’s common stock. NQW’s address is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(2)
Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“TRP”) on February 11, 2010, TRP has sole voting power with respect to 879,828 shares of the Company’s common stock, and has sole dispositive power with respect to 6,667,478 shares of the Company’s common stock. TRP’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Percentage calculated on the basis of 73,005,930 shares outstanding on February 26, 2010.

The following table sets forth certain information with respect to the beneficial ownership of common stock, as of the Record Date, February 26, 2010, by (a) each director and executive officer of the Company, and (b) the Company’s directors and executive officers as a group. The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each individual.

	Shares of Common
	Stock Beneficially	Percentage of
Beneficial Owner (1)	Owned	Class (2)
Bruce Beach (3)	30,447	*
William S. Boyd (4)	4,786,971	6.56
Gary Cady (5)	122,916	*
James DeVolld (6)	26,668	*
Duane Froeschle (7)	284,419	*
Dale Gibbons (8)	184,608	*
Bruce Hendricks (9)	112,996	*
Steven J. Hilton (10)	447,605	*
Marianne Boyd Johnson (11)	903,968	1.24
James Lundy (12)	270,150	*
Cary Mack (13)	195,072	*
Linda Mahan (14)	108,409	*
Todd Marshall (15)	826,389	1.13
M. Nafees Nagy, M.D. (16)	1,013,550	1.39
James Nave, D.V.M. (17)	526,694	*
John P. Sande, III (18)	86,163	*
Robert G. Sarver (19)	4,005,336	5.49
Donald D. Snyder (20)	213,821	*
Kenneth A. Vecchione (21)	4,250	*
Merrill Wall (22)	184,586	*

All directors and executive officers as a group (20 persons)	14,335,018	19.64

*	Less than one percent

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from February 26, 2010. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of February 26, 2010 (“exercisable stock options” and “exercisable warrants,” respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Telephone: (702) 248-4200.

(2)	Percentage calculated on the basis of 73,005,930 shares outstanding on February 26, 2010.

(3)	Mr. Beach’s share ownership includes 12,250 shares subject to exercisable stock options.

(4)	Mr. Boyd’s share ownership includes 11,250 shares subject to exercisable stock options and 4,775,721 shares held by a trust.

(5)	Mr. Cady’s share ownership includes 62,750 shares subject to exercisable stock options, and 2,425 shares held in his Company 401(k) account.

(6)	Mr. Devolld’s share ownership includes 21,036 shares subject to exercisable stock options, 32,070 held by a family trust, and 559 shares held in his Company 401(k) account.

(7)	Mr. Froeschle’s share ownership includes 99,375 shares subject to exercisable stock options, 44,381 shares subject to exercisable warrants, and 1,799 shares held in his Company 401(k) account.

(8)	Mr. Gibbons’s share ownership includes 113,500 shares subject to exercisable stock options, and 477 shares held in his Company 401(k) account.

(9)	Mr. Hendricks’s share ownership includes 88,625 shares subject to exercisable stock options, 12,500 held by a trust, and 1,014 shares held in his Company 401(k) account.

(10)
Mr. Hilton’s share ownership includes 17,250 shares subject to exercisable stock options, 68,274 shares subject to exercisable warrants, 212,433 shares held by a family trust, 136,548 shares held by a limited liability company, and 8,000 shares held in his children’s trust accounts.

(11)
Ms. Johnson’s share ownership includes 17,250 shares subject to exercisable stock options, 332,999 shares held by certain grantor retained annuity trusts, 266,781 shares held by three other trusts, and 214,928shares held by a limited partnership.

(12)	Mr. Lundy’s share ownership includes 114,375 shares subject to exercisable stock options, and 1,528 shares held in his Company 401(k) account.

(13)	Mr. Mack’s share ownership includes 17,250 shares subject to exercisable stock options, 166,322 shares held by a family trust, and 10,500 held by a limited liability company.

(14)	Ms. Mahan’s share ownership includes 65,109 shares subject to exercisable stock options.

(15)	Mr. T. Marshall’s share ownership includes 11,250 shares subject to exercisable stock options, and 729,248 shares held by various trusts.

(16)
Dr. Nagy’s share ownership includes: (i) 491,313 shares held by a limited liability company, over which Dr. Nagy disclaims all beneficial ownership; (ii) 487,216 shares held by a limited liability company; and (v) 11,250 shares subject to exercisable options.

(17)
Dr. Nave’s share ownership includes 17,250 shares subject to exercisable stock options held by a grantor retained annuity trust, 176,110 shares held by a profit sharing plan, and 125,818 held by his daughter.

(18)	Mr. Sande’s share ownership includes 3,218 shares subject to exercisable stock options.

(19)
Mr. Sarver’s share ownership includes: (i) 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, (ii) 5,000 shares held by Mr. Sarver’s children over which he disclaims all beneficial ownership, (iii) 192,500 shares subject to exercisable stock options, (iv) 1,007,052 shares subject to exercisable warrants, (v) 185,429 shares held in a family trust, (vi) 4,000 shares held in a trust for an unrelated third party for which he serves as trustee and over which he disclaims all beneficial ownership, (vii) 166,022 shares held by a limited partnership, (viii) 31,374 shares held by a corporation, and (ix) 2,368 shares held in his Company 401(k) account. Includes 2,331,591 shares which are pledged or held in a margin account.

(20)	Mr. Snyder’s share ownership includes 17,250shares subject to exercisable stock options, and 196,571 shares held by a trust. Includes 86,082 shares which are pledged or held in a margin account.

(21)	Mr. Vecchione’s share ownership consists of 4,250shares subject to exercisable stock options.

(22)	Mr. Wall’s share ownership includes 106,875 shares subject to exercisable stock options, and 2,261 shares held in his Company 401(k) account.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
Item 1. Election of Directors
Under the Company’s Articles of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. The terms of four Class II directors will expire at this year’s Annual Meeting. The Board nominated four individuals to be elected as Class II directors at the Annual Meeting. The four individuals listed below, all of whom are currently directors of the Company, are the nominees to be elected as Class II directors at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.
The term for directors elected this year will expire at the annual meeting of stockholders held in 2013. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The Board of Directors unanimously recommends that the stockholders vote “FOR” all of the following nominees:
Cary Mack
Todd Marshall
M. Nafees Nagy, M.D.
James E. Nave, D.V.M.
Biographical information about these nominees may be found beginning at page 8 of this proxy statement.
Item 2. Approval of Amendment to the Third Article of the Company’s Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock to 200,000,000 Shares
The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Amended and Restated Articles of Incorporation of Western Alliance Bancorporation (the “Articles”) to increase the number of authorized common stock from 100,000,000 to 200,000,000, par value $0.0001 per share (“Common Stock”). The additional authorized shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock now issued and outstanding. The Board of Directors has determined that this amendment is advisable and in the best interests of the Company and its stockholders.
We propose to amend the Articles for the purpose of increasing the number of authorized shares of Common Stock. The full text of the proposed amendment to the first paragraph of the Third Article of our Articles is as follows:
“THIRD: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 220,000,000 shares, of which 20,000,000 shares shall be serial preferred stock, having a par value of $.0001 per share (“Preferred Stock”), and 200,000,000 shall be classified as shares of common stock, having a par value of $.0001 per share (“Common Stock”). The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.”

The Company has no present commitments, agreements, or intent to issue additional shares of Common Stock, other than with respect to currently reserved shares issuable upon conversion of outstanding shares of our Preferred Stock, upon exercise of outstanding stock options or stock options and other stock purchase rights under our 2005 Stock Incentive Plan, or upon exercise of outstanding warrants or conversion of outstanding convertible debt.
The Board of Directors believes it is desirable to increase the number of shares of Common Stock and voting requirements related thereto in order to provide the Company with adequate flexibility in the future to be able to raise capital to fund operations and corporate expansion. Having additional shares of authorized Common Stock available will enable the Board of Directors to consider corporate opportunities, such as acquisitions of other companies, including acquisitions of failed banks or FDIC assisted transactions, or the establishment of strategic relationships, that may arise and would require that we have sufficient available shares. At this time the Company does not have any specific plans to engage in any such transactions or to issue any shares of Common Stock in connection with any acquisition or strategic partnership.
The proposed amendment to our Articles would permit the issuance of additional shares of Common Stock up to the new 200,000,000 maximum authorization without further action or authorization by shareholders (except as may be required in a specific case by law or by the rules of any exchange that may in the future be applicable to the Company). The Board of Directors believes it is prudent for the Company to have this flexibility. However, the issuance of additional shares of Common Stock would dilute the ownership and voting rights of existing shareholders. The availability for the issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.
If this Item 2 is approved, the amendment to increase the number of authorized shares of Common Stock will become effective when we file a Certificate of Amendment with the Secretary of State of the State of Nevada.
Vote Required
Approval of the proposal to amend our Articles will require the affirmative vote of the holders of at least two-thirds (66⅔%) of the shares of Common Stock outstanding on the Record Date or 48,673,054 shares.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the amendment to the Third Article of the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 200,000,000 shares.
Item 3. Approval of Amendment to the Seventh Article of the Company’s Amended and Restated Articles of Incorporation to Eliminate the Default Supermajority Voting Requirement
The Company’s Amended and Restated Articles of Incorporation currently require the affirmative vote of at least sixty-six and two thirds percent (66⅔%) of the outstanding shares to approve various matters and to amend certain provisions in the Company’s Articles. This proposal would lower the default “supermajority” vote requirement in the Company’s Articles to a simple majority of the outstanding shares. If the proposal is approved by the stockholders, the Company will also amend its bylaws to lower the supermajority vote requirement contained therein to a majority vote.

In determining whether this proposal is in the best interests of the Company’s stockholders, the Board of Directors considered that the provisions that require a supermajority vote to amend certain provisions of the Company’s Articles can be viewed as facilitating corporate governance stability by requiring broad stockholder consensus to effect changes. The Board of Directors also considered the views of investors who believe that these provisions are inconsistent with principles of good corporate governance in that they limit stockholders’ ability to participate effectively. According to some investors, the requirement of a supermajority vote can limit the ability of a majority of the stockholders at any particular time to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to participate effectively in corporate governance.
After weighing all of these considerations, the Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to stockholders for approval, amendments to the Seventh Article of the Company’s Articles to lower the default “supermajority” vote requirement to a majority vote.
If approved, the Seventh Article of the Company’s Articles shall be amended to read as follows (the underlined portion represents the proposed changes):
“SEVENTH: Except as provided herein, the provisions of these Amended and Restated Articles of Incorporation may only be amended, altered or repealed from time to time by a vote of more than one-half (greater than 50%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, and to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.”
If this Item 3 is approved, the amendment to eliminate the default supermajority voting requirement will become effective when we file a Certificate of Amendment with the Secretary of State of the State of Nevada.1
The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the amendment to the Seventh Article of the Company’s Amended and Restated Articles of Incorporation to eliminate the default supermajority voting requirement.
Item 4. Advisory (Non-Binding) Vote on Executive Compensation
During the period in which the Treasury holds the Company’s securities acquired through the Capital Purchase Program, ARRA requires that we provide stockholders with the right to cast an advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC.
The Board recommends that stockholders approve, in a non-binding advisory vote, the following resolution:
RESOLVED that the stockholders approve the 2009 compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and related material.
Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and stockholders. Our Board of Directors believes that our compensation policies and practices achieve these objectives.

[1]
If both Item 2 and Item 3 are approved, a single Certificate of Amendment will be filed with the Secretary of State of the State of Nevada, which Certificate will reflect the amendments to the Third and Seventh Articles as set forth herein.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends that the stockholders vote “FOR” this proposal.
Item 5. Ratification of Appointment of the Independent Auditor
The Audit Committee has appointed the firm of McGladrey & Pullen, LLP as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2010 and the Company’s internal control over financial reporting as of December 31, 2010. Representatives of McGladrey & Pullen will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of the Company’s independent auditor is not required by our bylaws or otherwise, we are submitting the selection of McGladrey & Pullen to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for the Company.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. The Company prepares reports for such filings of its officers and directors based on information supplied by them. Based solely on its review of such information, the Company believes that during the fiscal year ended December 31, 2009, its officers and directors were in compliance with all applicable filing requirements, except that: (i) Messrs. Beach, Boyd, Cady, Froeschle, Gibbons, Grisham, Hendricks, Hilton, Lundy, Mack, Maloof, Markham, A. Marshall, T. Marshall, Sande, Sarver, Snyder, Vecchione, and Wall, Drs. Nagy and Nave, and Mses. Johnson and Mahan filed one late report on options granted (each due to a Company oversight); (ii) Mr. Froeschle filed one late report on shares purchased; (iii) Mr. Mack filed one late report for a disposition/acquisition of shares from Result III, LLC to Mack Family Trust; (iv) Mr. Gibbons filed one report with an incorrect transaction date; and (v) Mr. Sarver filed one report with an incorrect transaction date and two reports incorrectly listing the ownership for purchased shares as direct rather than through a family trust.
ADDITIONAL INFORMATION
Stockholder Proposals for 2011 Annual Meeting
Any proposal which a stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to its 2011 Annual Meeting of stockholders must be received by the Company, directed to the attention of the Corporate Secretary, at its principal executive offices at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, no later than November 29, 2010. If a stockholder wishes to present a matter at the Company’s 2011 Annual Meeting that is outside the process for inclusion in the proxy statement, notice must be given to the Secretary not later than February 11, 2011. All stockholder proposals will be subject to and must comply with Nevada law and the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, as amended.

Annual Report on Form 10-K
The Company will file its Annual Report on Form 10-K for its 2009 fiscal year with the SEC, and a copy of the Annual Report on Form 10-K is enclosed with this proxy statement. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to the Company at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Attention: Corporate Secretary, or from the website, www.proxyvote.com.
Legal Proceedings
No director or executive officer of the Company is a party to any material pending legal proceedings or has a material interest in any such proceedings that is adverse to the Company or any of its subsidiaries.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notices of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Western Alliance Bancorporation, 2700 West Sahara Avenue, Las Vegas, Nevada 89102, Attn: Corporate Secretary, or by calling (702) 248-4200.
Other Business
Except as described above, the Company knows of no business to come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote in accordance with the determination of a majority of the Board of Directors on such matters.
BY ORDER OF THE
BOARD OF DIRECTORS
ROBERT G. SARVER
CHAIRMAN OF THE BOARD
Dated: March 26, 2010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All			For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐		☐			☐
1.	Election of Directors
Nominees

01	Cary Mack 02 Todd Marshall 03 M. Nafees Nagy, M.D. 04 James E. Nave, D.V.M.

The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain

2	Approve an amendment to the Third Article of the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.							☐	☐	☐

3	Approve an amendment to the Seventh Article of the Company’s Articles of Incorporation to eliminate the default supermajority voting requirement.							☐	☐	☐

4	Approve, in an advisory (non-binding) vote, the compensation of executives, as disclosed in the proxy statement.							☐	☐	☐

5	Ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.						☐
(see reverse for instructions)			Yes		No

Please indicate if you plan to attend this meeting			☐		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

WESTERN ALLIANCE BANCORPORATION
Annual Meeting of Stockholders
April 27, 2010 8:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoint Dale Gibbons and Linda N. Mahan, jointly or severally, proxies, with the full power of substitution, to vote shares of common stock of WESTERN ALLIANCE BANCORPORATION owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at 08:00 AM, PDT on 4/27/2010, at the Embassy Terrace 2800 West Sahara Ave, Las Vegas, Nevada 89102, and any adjournment or postponement thereof, as specified on the reverse site of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
The undersigned also provides directions to Charles Schwab Trust Co., Trustee, to vote shares of common stock of Western Alliance Bancoporation allocated, respectively, to accounts of the undersigned under the Western Alliance Bancorporation 401(k) Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof as specified on the reverse side of this card.
Where a vote is not specified:
•	The proxies will vote all such shares owned of record as recommended by the Board of Directors on all proposals; and

•	Charles Schwab Trust Co., as Trustee, will vote all such shares allocated to the Western Alliance Bancorporation 401(k) Plan account of the undersigned on all proposals in the same manner and proportion as shares for which voting instructions are received.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side